Exhibit 99.2

EXECUTION COPY

ACQUISITION AGREEMENT

by and among

AES Ironwood, Inc.

as Seller,

The AES Corporation

as Parent,

PPL Generation, LLC

as Buyer,

and

PPL Energy Supply, LLC

as Guarantor

Dated as of February 23, 2012

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibits
Exhibit A	Defined Terms
Exhibit B	Form of Assignment Agreement for the Interests
Exhibit C	Form of FIRPTA Certificate

Schedules
Schedule A	Buyer Disclosure Schedule
Schedule B	Seller Disclosure Schedule
Schedule C	Purchase Price Calculation and Net Working Capital

iii

This ACQUISITION AGREEMENT (this “Agreement”) is dated as of February 23, 2012 and is by and among AES Ironwood, Inc., a Delaware corporation (“Seller”), The AES Corporation, a Delaware corporation (“Parent”), PPL Generation, LLC, a Delaware limited liability company (“Buyer”), and, solely for purposes of Section 10.12, PPL Energy Supply, LLC, a Delaware limited liability company (“Guarantor”).

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding membership interests (the “Interests”) in (x) AES Ironwood, L.L.C., a Delaware limited liability company (“Ironwood LLC”), and (y) AES Prescott, L.L.C., a Delaware limited liability company (“Prescott LLC” and, together with Ironwood LLC, the “Acquired Companies” and each an “Acquired Company”);

WHEREAS, Buyer desires to purchase, and Seller desires to sell to Buyer, on the terms and conditions of this Agreement, the Interests.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Definitions and Rules of Construction

SECTION 1.01 Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement or in Exhibit A hereto.

SECTION 1.02 Rules of Construction.

(a) Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE 2

Purchase and Sale

SECTION 2.01 Purchase and Sale of the Interests; Closing. (a) On the terms of and subject to the satisfaction or waiver of the conditions contained in this Agreement, Seller agrees to sell to Buyer, and Parent agrees to cause Seller to sell to Buyer, and Buyer agrees to purchase, the Interests.

(b) Upon the terms of and subject to the satisfaction or waiver of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, the Interests, which at such time shall constitute 100% of the issued and outstanding equity interests in the Acquired Companies, free and clear of all Liens other than those (a) that secure the Bond Indebtedness and the Debt Service Reserve Term Loan and (b) expressly identified in this Agreement or arising pursuant to applicable securities Laws.

(c) In consideration of the sale, assignment, conveyance, transfer and delivery to Buyer of the Interests, Buyer shall pay to Seller an amount equal to the Purchase Price.

(d) The aggregate amount to be paid by Buyer for the Interests shall be an amount equal to the sum of (i) $87,000,000 (the “Base Purchase Price”), plus (ii) the amount (whether expressed as a positive amount or a negative amount) obtained by subtracting the Target Net Working Capital from the Closing Date Net Working Capital, plus (iii) the amount (whether expressed as a positive amount or a negative amount) obtained by subtracting the Closing Date Net Indebtedness Amount from the Target Net Indebtedness Amount (the sum of the amounts described in the immediately preceding clauses (i) through (iii) being referred to herein as the “Purchase Price”). The Purchase Price and all components thereof shall be calculated in accordance with the applicable definitions contained herein.

(e) Not less than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written notice setting forth (i) the amounts of the Estimated Net Working Capital, the Estimated Net Indebtedness Amount, and the Estimated Purchase Price, together with reasonable supporting information and calculations, and (ii) the account or accounts to which the Estimated Purchase Price should be delivered. At the Closing, Buyer shall pay the Estimated Purchase Price to Seller by wire transfer of immediately available funds to the account or accounts specified in such notice as directed therein.

(f) The closing of the purchase and sale of the Interests (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, at 1301 Avenue of the Americas, New York, New York, 10019, at 10:00 a.m., New York City time, on the second Business Day following the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction of such conditions at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties; provided that if the assignment, transfer, assumption and acceptance contemplated by Section 6.13(a) has not occurred by the tenth day prior to the date on which the Closing would otherwise occur, Buyer may, in its sole discretion, delay the Closing for up to ten (10) days after the Closing would otherwise have occurred (the date on which the Closing actually occurs being referred to as the “Closing Date”). The Closing shall be effective for all purposes at 00:00:01 Eastern Prevailing Time on the Closing Date (the “Effective Time”).

SECTION 2.02 Closing Deliveries. At the Closing:

(a) Seller will deliver the following to Buyer or its designees:

(i) All consents, waivers or approvals obtained by Seller with respect to the consummation of the transactions contemplated by this Agreement, to the extent specifically required hereunder, including copies of the Seller’s Required Consents;

(ii) Counterparts executed by Seller to an agreement assigning and conveying the Interests to Buyer in accordance with the terms of this Agreement, substantially in the form of Exhibit B hereto, and certificates evidencing the Interests, to the extent the Interests are certificated and not held by the trustee under the Indenture as collateral securing the Bond Indebtedness;

(iii) A duly executed certification of non-foreign status under Section 1445(b)(2) of the Code substantially in the form of Exhibit C hereto;

(iv) Resignation letters executed by each of the persons set forth on Section 2.02(a) of the Seller Disclosure Schedule and, if requested by Buyer, each other person that prior to the Closing shall be an officer and/or director (or any similar position) of any Acquired Company, evidencing such person’s resignation from each such position;

(v) Limited liability company record books of each of the Acquired Companies including organizational documents, corporate actions, and minutes and resolutions of directors, managers, and interest holders, as applicable; and

(vi) Such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing pursuant to the terms of this Agreement or as are otherwise reasonably required in connection herewith.

(b) Buyer will deliver the following to Seller or its designees:

(i) Payment of the Estimated Purchase Price by wire transfer of immediately available funds to the account or accounts specified by Seller;

(ii) A counterpart executed by Buyer to an agreement assigning and conveying the Interests to Buyer in accordance with the terms of this Agreement, substantially in the form of Exhibit B hereto;

(iii) All consents, waivers or approvals obtained by Buyer with respect to the consummation of the transactions contemplated by this Agreement, to the extent specifically required hereunder, including copies of the Buyer’s Required Consents; and

(iv) Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to the terms of this Agreement or as are otherwise reasonably required in connection herewith.

SECTION 2.03 Post-Closing Adjustment.

(a) After the Closing Date, Seller and Buyer shall cooperate with each other and provide each other with such access to their respective books, records and relevant employees (and those of the Acquired Companies) as they may reasonably request in connection with the matters addressed in this Section 2.03, provided that nothing contained in this Section 2.03(a) shall require Seller, Buyer or any of their respective Affiliates to disclose any attorney-client privileged information to the extent that disclosure thereof might result in the loss of attorney-client privilege. Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Buyer’s Statement”) setting forth its calculation of the Purchase Price (including the Closing Date Net Working Capital and the Closing Date Net Indebtedness Amount) together with reasonable supporting information and calculations.

(b) If Seller objects to any matter set forth on Buyer’s Statement, then Seller shall provide Buyer written notice thereof within thirty (30) days after receiving Buyer’s Statement specifying in reasonable detail all disputed items and the basis therefor; provided that Seller and Buyer shall be deemed to have agreed upon all items and amounts that are not so disputed by Seller in such written notice. If the Parties are unable to agree on any matter set forth on Buyer’s Statement disputed by Seller in accordance with this Section 2.03(b) within 150 days after the Closing Date, the Parties shall refer such dispute to Deloitte & Touche LLP or, if that firm declines to act as provided in this Section 2.03(b), another firm of independent public accountants, selected promptly by and mutually reasonably acceptable to Buyer and Seller (the “Independent Accountants”), which firm shall make a final and binding determination as to only those matters in dispute with respect to this Section 2.03(b) on a timely basis, and in any event within thirty (30) days following its appointment, and promptly shall notify the Parties in writing of its resolution. The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement or modify previously agreed to items among the Parties. Parent and Seller, on the one hand, and Buyer, on the other hand, shall be liable for and pay one-half of the fees and other costs charged by the Independent Accountants. If Seller does not object to any matter set forth on Buyer’s Statement within the time period and in the manner set forth in the first sentence of this Section 2.03(b) or if Seller accepts the Closing Date Net Working Capital and the Closing Date Net Indebtedness Amount set forth on Buyer’s Statement, such Closing Date Net Working Capital and Closing Date Net Indebtedness Amount shall become final and binding upon the Parties for all purposes hereunder.

(c) If the Purchase Price, as finally determined as provided in Section 2.03(b) (as agreed between the Parties or as determined by the Independent Accountants or otherwise), (i) exceeds the Estimated Purchase Price, then Buyer shall pay Seller an amount equal to the amount of such excess, within five (5) Business Days after such amounts are agreed or determined pursuant to Section 2.03(b), plus interest thereon at the Specified Rate from the Closing Date to the date of payment, by wire transfer of immediately available funds to an account or accounts designated by Seller; or (ii) is less than the Estimated Purchase Price, then Seller shall pay Buyer an amount equal to the amount of such shortfall, within five (5) Business Days after such amounts are agreed or determined pursuant to Section 2.03(b), plus interest thereon at the Specified Rate from the Closing Date to the date of payment, by wire transfer of immediately available funds to an account designated by Buyer; or (iii) is equal to the Purchase Price, then no payment shall be made pursuant to this Section 2.03.

ARTICLE 3

Representations and Warranties of Parent and Seller

Except as disclosed in the corresponding section (or another section in accordance with Section 10.11) of the Seller Disclosure Schedule, Parent and Seller hereby represent and warrant to Buyer as follows:

SECTION 3.01 Organization and Existence. Each of Parent and Seller is a corporation organized under the laws of Delaware. Each of Parent and Seller has all requisite power and authority required to enter into this Agreement and consummate the transactions contemplated hereby. Each of Parent and Seller is duly organized, validly existing and in good standing in its jurisdiction of organization. Each of Parent and Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

SECTION 3.02 Authorization. The execution, delivery and performance by each of Parent and Seller of this Agreement and the other agreements and instruments to be delivered hereunder, and the consummation by each of Parent and Seller of the transactions contemplated hereby and thereby, are within each of Parent’s and Seller’s powers and have been duly authorized by all necessary corporate (or equivalent) action on the part of each of Parent and Seller. This Agreement has been duly executed and delivered by each of Parent and Seller. This Agreement constitutes (assuming the due execution and delivery by Buyer) a valid and legally binding obligation of each of Parent and Seller, enforceable against each of Parent and Seller in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.03 Consents of Parent and Seller; Litigation. No material consent, approval, license, permit, order or authorization (each, a “Consent”) of, or material registration, declaration or filing (each, a “Filing”) with, any Governmental Entity which has not been obtained or made by Parent or Seller is required to be obtained or made by Parent or Seller in connection with the execution and delivery of this Agreement and the other agreements and instruments to be delivered hereunder by Parent or Seller and the consummation by Parent and Seller of the transactions contemplated hereby and thereby, other than the Seller’s Required Consents. No legal action, suit, arbitration, governmental investigation or other legal, judicial or administrative proceeding is pending or, to the Knowledge of Parent or Seller, threatened, against Parent or Seller or any of their Affiliates (other than the Acquired Companies) that would in the aggregate reasonably be expected (x) to result in a Seller Material Adverse Effect or (y) to materially interfere with the ability of the Acquired Companies to conduct their business as currently conducted or to utilize their properties, assets and rights as currently utilized.

SECTION 3.04 Noncontravention. Subject to Parent or Seller obtaining the Seller’s Required Consents, the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by each of Parent and Seller does not, and the consummation by each of Parent and Seller of the transactions contemplated hereby and thereby will not, (a) contravene or violate any provision of the Organizational Documents of Parent or Seller or (b) contravene or violate any provision of, or result in the loss or deferral of any right under or the termination or acceleration of, or entitle any Person to receive any penalty or premium or to terminate or accelerate any obligation or indebtedness under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any Contract, Law, order, arbitration award, judgment or decree to which Parent or Seller is a party or by which Parent or Seller is bound, except for any such items which would not in the aggregate reasonably be expected (x) to result in a Seller Material Adverse Effect, (y) to materially interfere with the ability of the Acquired Companies to conduct their business as currently conducted or to utilize their properties, assets and rights as currently utilized, or (z) to impose any material obligation or liability on the Acquired Companies.

SECTION 3.05 Title. Seller is, and as of the Closing will be, the direct legal and beneficial owner of, and has and at the Closing shall have, good and marketable title to, all the Interests, free and clear of all Liens other than those (a) that secure the Bond Indebtedness and the Debt Service Reserve Term Loan, (b) expressly identified in this Agreement, or (c) arising pursuant to applicable securities Laws. Other than this Agreement and the Organizational Documents of Seller, the Interests are not subject to any voting trust agreement or any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Interests.

SECTION 3.06 Brokers. Neither Parent nor Seller nor any of their respective Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or its Affiliates (including the Acquired Companies from and after the Closing) are or could become liable or obliged.

ARTICLE 4

Representations and Warranties Relating to the Acquired Companies

Parent and Seller hereby represent and warrant to Buyer, except as disclosed in the corresponding section (or another section in accordance with Section 10.11) of the Seller Disclosure Schedule, as follows:

SECTION 4.01 Organization and Existence. Each Acquired Company, (a) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (c) is duly qualified or licensed to transact business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except, in the case of this clause (c), as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect. Seller has provided to Buyer true and correct copies of the Organizational Documents of each of the Acquired Companies.

SECTION 4.02 Capitalization and Subsidiaries. The legal name, jurisdiction of organization and respective ownership of each of the Acquired Companies is set forth in Section 4.02 of the Seller Disclosure Schedule. The Interests have been duly authorized and issued in accordance with the Organizational Documents of the issuing Person. The Acquired Companies do not own any direct or indirect equity interest, participation or voting right in any other Person or any options, warrants, convertible securities, exchangeable securities, subscription rights, preemptive rights, rights of first refusal, conversion rights, exchange rights, repurchase rights, stock appreciation rights, phantom stock, profit participation or other similar rights in or issued by any other Person, and no such interests, securities or rights are outstanding (other than the rights of Buyer pursuant to this Agreement) in respect of the Acquired Companies. Other than this Agreement and the Organizational Documents of the Acquired Companies, the Interests are not subject to any voting trust agreement or any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such interests.

SECTION 4.03 Governmental Consents of the Acquired Companies. No material Consent of or Filing with any Governmental Entity which has not been obtained or made by any Acquired Company is required to be obtained or made by any Acquired Company in connection with the execution and delivery of this Agreement by Parent and Seller and the consummation by Parent and Seller of the transactions contemplated hereby, other than the Seller’s Required Consents.

SECTION 4.04 Noncontravention. Subject to Parent and Seller obtaining the Seller’s Required Consents, the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by Parent and Seller do not, and the consummation by Parent and Seller of the transactions contemplated hereby and thereby will not, with respect to any Acquired Company, (a) contravene or violate any provision of the Organizational Documents of any Acquired Company or (b) contravene or violate any provision of, or result in the loss or deferral of any right under or the termination or acceleration of, or entitle any Person to receive any penalty or premium or to terminate or accelerate any obligation or indebtedness under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any Contract to which any Acquired Company is a party or is bound, except for any such items which would not in the aggregate reasonably be expected to materially interfere with the ability of the Acquired Companies to conduct their business as currently conducted or to utilize their properties, assets and rights as currently utilized.

SECTION 4.05 [Reserved]

SECTION 4.06 Financial Statements; Absence of Changes; No Undisclosed Liabilities.

(a) Section 4.06(a) of the Seller Disclosure Schedule sets forth (i) the audited balance sheet, together with related statements of income and cash flows, for Ironwood LLC as of and for the year ended December 31, 2010 (the “Audited Financial Statements”) and (ii) the unaudited balance sheet, together with related statement of income, for Ironwood LLC as of and for the nine (9) months ended September 30, 2011 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared from the books and records of Ironwood LLC in accordance with GAAP on a consistent basis and fairly present in all material respects, the financial position and results of operations and, with respect to the Audited Financial Statements, cash flows of Ironwood LLC as of the date thereof or for the period set forth therein.

(b) Since September 30, 2011, (i) the business of the Acquired Companies has been conducted in the ordinary course of business in all material respects, and (ii) there has not been any change, event or effect relating to the Acquired Companies that, in the aggregate, resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

(c) Except for (i) liabilities reflected in Net Working Capital and (ii) liabilities or expenses incurred after the date of the Balance Sheet in the ordinary course of business, the Acquired Companies have no liabilities or expenses that (except for liabilities or expenses that would be eliminated in a consolidated financial statement of the Acquired Companies) (x) are not reflected or reserved against in the Balance Sheet and (y) are in excess of $200,000 individually or $1,000,000 in the aggregate.

SECTION 4.07 Litigation; Orders. There are no Claims pending or, to the Knowledge of Parent or Seller, threatened, against or otherwise affecting any Acquired Company before any Governmental Entity or any arbitrator, that would in the aggregate reasonably be expected to materially interfere with the ability of the Acquired Companies to conduct their business as currently conducted or to utilize their properties, assets and rights as currently utilized. The Acquired Companies and their respective properties or businesses are not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that individually or in the aggregate materially interfere with, or would reasonably be expected to materially interfere with, the ability of the Acquired Companies to conduct their business as currently conducted or to utilize their properties, assets and rights as currently utilized.

SECTION 4.08 Compliance with Laws and Permits. The Acquired Companies are not, and since January 1, 2008 have not been, in material violation of any Law (exclusive of any Environmental Law, which is addressed in Section 4.12). The Acquired Companies are not, and

since January 1, 2008 have not been, in material violation of the terms of any permits, licenses, franchises, writs, variances, exemptions, orders or other authorizations, consents or approvals from Governmental Entities (pursuant to any Law (exclusive of any Environmental Law)) (collectively, “Permits”) used in the operation of their businesses. Since January 1, 2008, except for such violations that have been remedied as of the date hereof, none of Seller or the Acquired Companies has received any written notification (i) alleging that any of them are in material violation of any Law or Permit or (ii) threatening to suspend or revoke any Permit that is necessary to conduct the business of the Acquired Companies as it is currently conducted. Section 4.08 of the Seller Disclosure Schedule sets forth a true and complete list of the Permits of the Acquired Companies, other than Permits whose absence, individually or in the aggregate, would not materially interfere with, and would not reasonably be expected to materially interfere with, the ability of the Acquired Companies to conduct their business as currently conducted or to utilize their properties, assets and rights as currently utilized.

SECTION 4.09 Contracts.

(a) Section 4.09 of the Seller Disclosure Schedule sets forth a list of the following Contracts in effect on the date of this Agreement to which any of the Acquired Companies or Seller is a party:

(i) Contracts (including any whereby any of the Acquired Companies leases any personal property from any Person) requiring payments in excess of (x) $250,000 per annum or (y) $500,000 in the aggregate until the end of such Contract’s term or Contracts pursuant to which any other Person has the right to possess or use any assets of either of the Acquired Companies, in each case other than Contracts with respect to which the Acquired Companies and Seller will not be bound or have liability after the Closing or which are terminable by an Acquired Company on less than ninety (90) days’ notice without penalty;

(ii) Contracts for the purchase, sale, transmission or delivery of electricity, steam, water, capacity, ancillary services or other energy-related products or services;

(iii) Contracts for the purchase, sale or transportation of natural gas, or the conversion of natural gas into electricity;

(iv) Interconnection agreements;

(v) Contracts giving rise to any Indebtedness of either Acquired Company or Seller (other than trade credit in its ordinary course of business), together with all guaranties and all security or pledge agreements, mortgages and other documents granting or evidencing any Lien securing such Indebtedness, other than any immaterial Permitted Lien, on any asset of any of the Acquired Companies or on the Interests;

(vi) Contracts with respect to which Buyer or the Acquired Companies is or will be required to guarantee obligations or Indebtedness of any other Person, including Seller or any Affiliate of Seller (other than the Acquired Companies), upon the Closing or thereafter;

(vii) Contracts of any Person (other than the Acquired Companies) to guarantee, directly or indirectly, the obligations or Indebtedness of any of the Acquired Companies or Seller;

(viii) Contracts under which any of the Acquired Companies or Seller has directly or indirectly made (or agreed to make) any advance, loan, extension of credit (other than trade credit in its ordinary course of business), capital contribution to, or other investment in, any Person;

(ix) Contracts under which any power of attorney has been granted to any Person other than an officer or director of any Acquired Company that is required to resign pursuant hereto;

(x) Except for standard, off-the-shelf software, Contracts whereby either Acquired Company or Seller licenses or otherwise has the right to use any software, computer systems or other Intellectual Property that is material to the operation or maintenance of the business of the Acquired Companies and Seller or the reporting or compliance obligations of either Acquired Company or Seller;

(xi) Contracts constituting interest rate, currency or commodity swap, exchange, commodity option or hedging Contracts with a remaining term in excess of ninety (90) days or pursuant to which a termination payment in excess of $250,000 would be payable by or to any of the Acquired Companies or Seller were such hedge to be liquidated on the date hereof;

(xii) Contracts with a Governmental Entity;

(xiii) Contracts which contain any covenant which materially restricts any of the Acquired Companies or Seller from competing or engaging in any activity or business;

(xiv) Contracts (x) that grant any right of first refusal or first offer or similar right to a Third Party, (y) that require the disposition of any material assets or material line of the business of an Acquired Company or Seller, or (z) that limit, in any material respect, the payment of dividends or other distributions by any Acquired Company or Seller;

(xv) Contracts with respect to any joint venture, partnership, limited liability company, strategic alliance or other similar arrangement; and

(xvi) Contracts between or among one or more Acquired Companies on the one hand and Seller or any current or former Affiliate of Seller (other than the Acquired Companies) or any current or former officer or director of any of the Acquired Companies on the other hand.

Contracts of the type described in clauses (i)-(xvi) above and the Contracts described in Sections 4.17(b) and (d) are collectively referred to as the “Material Contracts”.

(b) Buyer has been provided with true and correct copies of all Material Contracts, including all exhibits, schedules, attachments, amendments, supplements, waivers, consents and modifications thereto.

(c) Each Material Contract (other than a Material Contract that will terminate or expire by its terms prior to Closing) constitutes the valid and binding obligation of the Acquired Company or Seller, as applicable, that is a party thereto and, to the Knowledge of Parent or Seller, the other parties thereto and is in full force and effect except in each case where the failure to constitute a valid and binding obligation or to be in full force and effect would not in the aggregate reasonably be expected to materially interfere with the ability of the Acquired Companies to conduct their business as currently conducted or to utilize their properties, assets and rights as currently utilized. Neither the applicable Acquired Company, nor, to the Knowledge of Parent or Seller, any other party thereto, is in material breach or violation of, or default under, or has taken, or failed to take, any action which action or failure to act has excused or would excuse the performance in any material respect of any other party under, or has resulted or would result in a material financial penalty under, any Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default under, or excuse the performance in any material respect of any other party under or result in a material financial penalty under, any Material Contract.

SECTION 4.10 Ownership and Adequacy of Assets. The Acquired Companies have good and valid title to, or valid leasehold interests or other entitlements in, all of the personal property, and all other assets and rights, material to their businesses (other than real property, which is addressed in Section 4.17 hereof), free and clear of all Liens other than Permitted Liens. “Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, restrictions and other Liens which do not materially interfere with the ability of the Acquired Companies to conduct their businesses as currently conducted or to utilize their properties, assets and rights as currently utilized, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, to the extent relating to amounts not yet due and payable or being contested in good faith, (c) Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established, if and to the extent required by GAAP, on the financial statements of the Acquired Companies, (d) Liens that secure the Bond Indebtedness and the Debt Service Reserve Term Loan, (e) Liens arising under conditional sales contracts and equipment leases with third parties in the ordinary course of business, (f) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity and (g) Liens set forth in Section 4.17(a)(ii) of the Seller Disclosure Schedule. None of the Permitted Liens materially interferes with, or would reasonably be expected to materially interfere with, the ability of the Acquired Companies to conduct their businesses as currently conducted or to utilize their properties, assets and rights as currently utilized. The Permits, certificates, licenses and other authorizations of all Governmental Entities and, to the Knowledge of Parent or Seller, all equipment, inventory and intellectual property, the Owned Real Property, the Leased Real Property, the Easements and other assets and rights owned or otherwise held by the Acquired Companies are, and immediately following the Closing will be, adequate to permit the Acquired Companies to own, lease, maintain, operate and conduct their businesses as currently conducted.

SECTION 4.11 Employee Matters.

(a) Section 4.11(a) of the Seller Disclosure Schedule contains a list, as of the date of this Agreement, of each Benefit Plan, with identification of each such Benefit Plan that is a Company Plan. With respect to each Benefit Plan, Seller has made available to Buyer true and correct copies of all material plan documents and any other material related documents, including all amendments thereto.

(b) For each Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plan”), the IRS has issued a favorable determination letter that has not been revoked, or the remedial amendment period under Section 401(b) of the Code and IRS Revenue Procedure 2005-66 has not expired, and to the Knowledge of Parent or Seller no events or circumstances have occurred that would reasonably be expected to result in the disqualification of any such Qualified Plan or the failure of any such Qualified Plan to qualify. No Company Plan is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code.

(c) Each Benefit Plan is maintained, operated and administered in compliance with applicable Laws and with the terms of such Benefit Plan (including the making of any required contributions) except where the failure to so comply would not reasonably be expected to result in material liability to Buyer, the Acquired Companies or any of their respective subsidiaries. No Benefit Plan provides for health, life or other welfare benefits to former employees or beneficiaries or dependents thereof (other than continuation coverage under Section 4980B of the Code).

(d) None of the Acquired Companies or any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Acquired Companies, has, at any time during the last six (6) years, (i) sponsored, maintained or contributed to or been required to maintain or contribute to any Multiemployer Plan or Multiple Employer Plan or (ii) incurred any Withdrawal Liability that has not been satisfied in full.

(e) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Buyer or any of its subsidiaries or the Acquired Companies following the Closing. Without limiting the generality of the foregoing, neither the Seller nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(f) There are no pending claims (other than claims for benefits in the ordinary course), lawsuits or investigations by any Governmental Entity with respect to which written notice has been given to Seller against the Benefit Plans that would reasonably be expected to result in any material liability of the Acquired Companies.

(g) Neither the execution of this Agreement, nor the consummation of the transactions or actions contemplated by this Agreement, shall (either alone or in conjunction with another event, such as a termination of employment) (A) entitle any employee of the Acquired Companies to any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment of compensation or benefits under any of the Benefit Plans, (C) increase the amount payable or result in any other material obligation of Buyer or an Acquired Company pursuant to, any of the Benefit Plans or (D) result in payments which would not be deductible under Section 280G of the Code.

(h) Each Company Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the IRS. No compensation payable by the Seller or any of its subsidiaries to any Plant Employee has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code.

(i) Section 4.11(i) of the Seller Disclosure Schedule contains a list of each Collective Bargaining Agreement. Seller has made available to Buyer copies of each Collective Bargaining Agreement.

(j) Except as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect, there are no existing or, to Parent’s and Seller’s Knowledge, threatened strikes, lockouts or other labor stoppages involving the Plant Employees. There are no material arbitrations or material grievances, or other material labor disputes pending or, to Parent’s and Seller’s Knowledge, threatened against or involving the Acquired Companies or any of their subsidiaries.

(k) Each of the Acquired Companies is in compliance in all material respects with all applicable Laws, rules and regulations respecting employment, employment practices, employment classification, terms and conditions of employment and wages and hours, in each case with respect to Plant Employees.

(l) None of the Plant Employees maintains nor, at any time during the last two (2) years, has maintained, a Health Reimbursement Account.

(m) Each employee of Parent, Seller or one of their Affiliates whose regular work location is the Facility is employed by one of the Acquired Companies as of the date hereof.

SECTION 4.12 Environmental Matters. (a) The Acquired Companies are not, and since January 1, 2008 have not been, in material violation of the terms of any permits, licenses, franchises, writs, variances, exemptions, orders or other authorizations, consents or approvals from Governmental Entities pursuant to any Environmental Law (collectively, “Environmental Permits”) used in the operation of their businesses; (b) the Acquired Companies are, and since January 1, 2008 have been, in compliance in all material respects with all applicable Environmental Laws, including those related to the storage, use and release of Hazardous

Substances; (c) there are no suits, claims, investigations or proceedings pending or, to the Knowledge of Parent or Seller, threatened against any of the Acquired Companies alleging any material violation of, or material liability under, any Environmental Law, and to the Knowledge of Parent or Seller there are no facts or circumstances that may lead to any such liability; (d) the Acquired Companies are not subject to any decree, order, judgment or consent agreement which is still in effect requiring the performance of any material work or action (including investigation or cleanup of any Hazardous Substance) under any Environmental Law at any real property or facility currently or formerly owned, leased or operated by any of the Acquired Companies (including the groundwater under such real property or facility); (e) to the Knowledge of Parent or Seller, since January 1, 2008, no Hazardous Substances have been stored, used or released in a quantity or manner at or on any real property or facility currently or formerly owned, leased or operated by any of the Acquired Companies (including the groundwater under such real property or facility) that would reasonably be expected to result in any material obligations to pay for or perform any response action; and (f) none of the Acquired Companies has assumed or provided indemnity against any material liability under any Environmental Law. Seller has delivered or made available to Buyer complete and accurate copies of all (i) material environmental compliance audit reports that were prepared by or for (and are in the possession of) Parent or Seller or any of their Affiliates during the last three (3) years and (ii) site assessment reports that were prepared by or for (and are in the possession of) Parent or Seller or any of their Affiliates, in each case relating to any real property or facility currently owned, leased or operated by any Acquired Company. Section 4.12(f) of the Seller Disclosure Schedule sets forth a true and complete list of the Environmental Permits, other than the Environmental Permits whose absence, individually or in the aggregate, would not materially interfere with, and would not reasonably be expected to materially interfere with, the ability of the Acquired Companies to conduct their business as currently conducted or to utilize their properties, assets and rights as currently utilized. None of the Acquired Companies has received any written notification (i) alleging that any of them is in material violation of any Environmental Law or Environmental Permit, or (ii) threatening to suspend or revoke any material Environmental Permit. Notwithstanding any provision of this Agreement to the contrary, the representations and warranties in this Section 4.12 are the sole and exclusive representations relating to environmental matters.

SECTION 4.13 Taxes. (a)

(i) All material Tax Returns required to be filed by or with respect to the Acquired Companies (or any consolidated, combined, unitary or affiliated group of which any of them is or has been a member) have been filed when due in accordance with all applicable Laws and all such Tax Returns are true, correct and complete in all material respects;

(ii) all material amounts of Taxes due and payable by or with respect to the Acquired Companies (or any consolidated, combined, unitary or affiliated group of which any of them is or has been a member) have been paid in full within the time required by Law;

(iii) there is no material action, suit, proceeding, investigation, audit or claim pending or threatened in writing with respect to any Tax of or payable with respect to the Acquired Companies (or any consolidated, combined, unitary or affiliated group of which any of them is or has been a member);

(iv) there are no currently effective waivers or extensions of the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes of or payable with respect to the Acquired Companies (or any consolidated, combined, unitary or affiliated group of which any of them is or has been a member);

(v) the Acquired Companies (and each consolidated, combined, unitary or affiliated group of which any of them is or has been a member) have complied in all material respects with all applicable Laws regarding the collection, withholding and remittance to the appropriate Taxing Authority of amounts required to be collected or withheld by the Acquired Companies for the payment of Taxes;

(vi) none of the Acquired Companies (A) is a party to, bound by, or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement (each a “Tax Sharing Agreement”) that will not be cancelled prior to the Closing Date pursuant to Section 6.03(i), (B) is or was a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any consolidated, combined or unitary group for Tax purposes (other than a group the common parent of which is Seller), or (C) has any liability for Taxes of any other Person under applicable Law (including Treasury Regulations Section 1.1502-6), by Contract (other than any commercial Contract that is not primarily related to Taxes or any Contract set forth in Section 4.09 of the Seller Disclosure Schedule), or as transferee or successor;

(vii) none of the assets of any Acquired Company is (A) tax-exempt use property under Section 168(h) of the Code, (B) tax-exempt bond financed property under Section 168(g) of the Code, (C) limited use property under Revenue Procedure 2001-28, 2001-1 C.B. 1156, or (D) treated as owned by another Person under Section 168 of the Code;

(viii) none of the Acquired Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the day immediately preceding the Closing Date as a result of any (A) change in method of accounting for a Pre-Closing Period, (B) installment sale or open transaction disposition or intercompany transaction made prior to the Closing Date, or (C) prepaid amount received prior to the Closing Date, in each case, pursuant to a provision of state, local or foreign Law;

(ix) [Reserved];

(x) none of the Acquired Companies is subject to any closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), or is subject to, or has pending any request for, any private letter ruling, technical advice or permission for any change in accounting methods, in each case, that could create a material amount of income or disallow a material amount of deduction, in each case, with respect to a taxable period (or portion thereof) beginning on or after the Closing Date; and

(xi) none of the Acquired Companies has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(b) None of the real property of the Acquired Companies (including, for the avoidance of doubt, any such real property described in Section 4.17(a)) is the subject of any current or pending Property Tax appeals with respect to a Governmental Entity’s implied fair market valuation of such real property.

(c) Neither of the Acquired Companies is a “real estate company” within the meaning of the Pennsylvania Realty Transfer Tax Act (72 P.S. Section 8101-C et seq.).

(d) Each of the Acquired Companies is, and has at all times since the date of its formation been, classified as a “disregarded entity” for U.S. federal income tax purposes.

(e) Notwithstanding any provision in this Agreement to the contrary, the only representations and warranties by Seller relating to Taxes or Tax matters of or related to the Acquired Companies are set forth in (i) Section 4.11, (ii) this Section 4.13, and (iii) any provision in this Article IV that contains a representation or warranty regarding the absence of Liens for Taxes (solely to the extent that any such representation or warranty relates to the absence of such Liens for Taxes or Permitted Liens relating to Taxes).

SECTION 4.14 Brokers. None of the Acquired Companies has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

SECTION 4.15 Intercompany Obligations. No debt obligations or other obligations for the payment of money exist between any of the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, that will continue in effect subsequent to the Closing. Ironwood LLC is not a party to, and does not have any rights under, that certain Services Agreement, dated June 1, 1999, as amended in January 2001, by and between Prescott LLC and Parent.

SECTION 4.16 Indebtedness of the Acquired Companies. Other than the Bond Indebtedness and the Debt Service Reserve Term Loan, there is no outstanding Indebtedness of the Acquired Companies, other than any Indebtedness owed to an Affiliate of the Acquired Companies which will be satisfied in full prior to the Closing pursuant to Section 6.02(c).

SECTION 4.17 Real Property.

(a) Section 4.17(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all real property owned in whole or in part by either Acquired Company (and states the ownership percentage of all real property partially owned by an Acquired Company or owned by an entity in which the Acquired Companies own less than 100% of the ownership interests) (together with all buildings, structures, fixtures, and improvements erected thereon, the “Owned Real Property”). With respect to the Owned Real Property: (i) the applicable

Acquired Company has good and marketable title, free and clear of all Liens other than Permitted Liens; (ii) the Acquired Companies have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof which is still in effect; and (iii) the Acquired Companies have not granted any outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase such Owned Real Property. Seller has delivered or made available to Buyer true, complete and accurate copies of all deeds or other agreements or instruments vesting title in the Owned Real Property to the applicable Acquired Company, as well as all material surveys, site plans and appraisals with respect thereto prepared by or for, and are in the possession of, Seller or any of its Affiliates.

(b) Section 4.17(b) of the Seller Disclosure Schedule sets forth a complete and correct list of all leases, ground leases, subleases, licenses, options or other agreements related to real property leased or subleased by one of the Acquired Companies (the “Leases”). The Acquired Companies have not subleased or otherwise granted any Person the right to use or occupy any real property leased to an Acquired Company pursuant to a Lease (the “Leased Real Property”) which sublease or right is still in effect. Except for the Permitted Liens, there exist no Liens created by Seller or the Acquired Companies adversely affecting the Leased Real Property, and to Parent’s and Seller’s Knowledge there exist no other Liens, in each case which could reasonably be expected to materially interfere with the ability of the Acquired Companies to conduct their business as currently conducted or to utilize their properties, assets and rights as currently utilized. Buyer has been provided with true and correct copies of each Lease, including all amendments thereto.

(c) To the Knowledge of Seller, all buildings, improvements and fixtures and equipment located within, on or under the Owned Real Property or, where such buildings, improvements, fixtures or equipment are owned or otherwise used by an Acquired Company, the Leased Real Property or the Easements are, and immediately following the Closing will be, adequate for the continued operation of the business of the Acquired Companies as currently conducted.

(d) Section 4.17(d) of the Seller Disclosure Schedule sets forth a complete and correct list of all easements, rights of way, real property licenses, and other real property entitlements held by either of the Acquired Companies that are necessary for or otherwise material to the operation of the business at the Owned Real Property (the “Easements”). Except for the Permitted Liens, there exist no Liens created by Seller or the Acquired Companies adversely affecting the Easements, and to Parent’s and Seller’s Knowledge there exist no other Liens, in each case which could reasonably be expected to materially interfere with the ability of the Acquired Companies to conduct their business as currently conducted or to utilize their properties, assets and rights as currently utilized. Buyer has been provided with true and correct copies of the documents evidencing all Easements, including all amendments thereto.

SECTION 4.18 Insurance. Section 4.18 of the Seller Disclosure Schedule sets forth a true and complete list and description of all material insurance policies in force on the date hereof with respect to the business of the Acquired Companies (including directors’ and officers’ liability insurance), together with a list of open property, public liability and workers compensation claims pending as of the date hereof under each such policy and, with respect to each such claim, an estimate of the total amount thereof or reserve therefor and the insurer and policy number for each such claim, in each case relating to the business of the Acquired Companies. All policies are in full force and effect in all material respects, all premiums due thereon have been paid and the Acquired Companies and their Affiliates are otherwise in compliance in all material respects with the terms and provisions of such policies. No notice of cancellation or termination has been received by the Acquired Companies or any of their Affiliates with respect to any such insurance policy that would be effective prior to the Closing.

SECTION 4.19 Intellectual Property. Each Acquired Company (i) possesses or has adequate rights to use all material Intellectual Property owned by it (the “Owned Intellectual Property”), and (ii) is a party to one or more license agreements that, by their terms, provide such Acquired Company with adequate rights to use all material Intellectual Property licensed to it by others (the “Licensed Intellectual Property”). To the Knowledge of Parent and Seller, the licensors of the Licensed Intellectual Property have adequate rights to license all Licensed Intellectual Property to the Acquired Companies. The Owned Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property necessary for the operation of the business of the Acquired Companies in the manner in which such business is currently being conducted or to utilize its properties, assets and rights as currently utilized. Neither Parent nor Seller has Knowledge of (a) any material infringement or claimed infringement by either Acquired Company of any Intellectual Property of others or (b) any material infringement of any Intellectual Property owned by either Acquired Company. Section 4.19 of the Seller Disclosure Schedule sets forth all material Intellectual Property that is owned or licensed by or through any Affiliate of either Acquired Company (other than the other Acquired Company) that will not be transferred to one of the Acquired Companies prior to Closing.

SECTION 4.20 FERC Status. Ironwood LLC maintains Exempt Wholesale Generator status granted by the Federal Energy Regulatory Commission and continues to meet all applicable requirements associated with the maintenance of that status. Ironwood LLC is authorized by the Federal Energy Regulatory Commission under the Federal Power Act to make sales of electric capacity and energy at market-based rates. To the Knowledge of Parent or Seller, there are no facts that are reasonably likely to cause Ironwood LLC to lose its status as an “Exempt Wholesale Generator” or its market-based rate authorization.

SECTION 4.21 Exclusive Representations and Warranties. Except for the representations and warranties contained in Article 3 and this Article 4 (as modified by the Seller Disclosure Schedule), neither Parent nor Seller nor any other Person on their behalf makes any other express or implied representation or warranty with respect to Parent, Seller, the Acquired Companies or the transactions contemplated by this Agreement, and Parent and Seller disclaim any other representations or warranties, whether made by Parent, Seller, the Acquired Companies or any of their respective Affiliates or Representatives.

ARTICLE 5

Representations and Warranties of Buyer

Except as disclosed in the corresponding section (or another section in accordance with Section 10.11) of the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Parent and Seller as follows:

SECTION 5.01 Organization and Existence. Buyer is a Delaware limited liability company with all requisite power and authority required to enter into this Agreement and consummate the transactions contemplated hereby. Guarantor is a limited liability company organized under the laws of the state of Delaware with all requisite power and authority required to enter into this Agreement and consummate the transactions contemplated hereby. Each of Buyer and Guarantor is duly organized, validly existing and in good standing in its jurisdiction of incorporation. Each of Buyer and Guarantor is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not in the aggregate reasonably be expected to result in a material adverse effect on Buyer’s or Guarantor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 5.02 Authorization. The execution, delivery and performance by each of Buyer and Guarantor of this Agreement and the other agreements and instruments to be delivered hereunder and the consummation by each of Buyer and Guarantor of the transactions contemplated hereby and thereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of each of Buyer and Guarantor. This Agreement has been duly executed and delivered by each of Buyer and Guarantor. This Agreement constitutes (assuming the due execution and delivery by each of the other Parties hereto) a valid and legally binding obligation of each of Buyer and Guarantor, enforceable against each of Buyer and Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 5.03 Consents of Buyer and Guarantor. No Consent of, or Filing with, any Governmental Entity which has not been obtained or made by Buyer or Guarantor is required to be obtained or made by Buyer or Guarantor in connection with the execution and delivery of this Agreement and the other agreements and instruments to be delivered hereunder by Buyer and Guarantor and the consummation by Buyer and Guarantor of the transactions contemplated hereby and thereby, other than (a) the Buyer’s Required Consents and (b) the Consents and Filings the failure of which to obtain or make would not in the aggregate reasonably be expected to result in a material adverse effect on Buyer’s or Guarantor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or subject Parent or Seller, or any employees thereof, to any criminal or civil sanctions or penalties.

SECTION 5.04 Noncontravention. Subject to Buyer obtaining the Buyer’s Required Consents, the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by each of Buyer and Guarantor does not, and the consummation by each of Buyer and Guarantor of the transactions contemplated hereby and thereby will not (a) contravene or violate any provision of the organizational or constitutional documents of Buyer or Guarantor or (b) contravene or violate any provision of, or result in the loss or deferral of any right under or the termination or acceleration of, or entitle any party to terminate or accelerate any obligation or indebtedness under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any Contract, Law, order, arbitration award, judgment or decree to which Buyer or Guarantor is a party or by which Buyer or Guarantor is bound, except to the extent that any such items would not in the aggregate reasonably be expected to result in a material adverse effect on Buyer’s or Guarantor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 5.05 Litigation. There are no Claims pending or, to Buyer’s Knowledge, threatened, against or otherwise relating to Buyer or any of its Affiliates before any Governmental Entity or any arbitrator, that would in the aggregate reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby. Buyer is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would in the aggregate reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 5.06 Compliance with Laws. Buyer is not, and since January 1, 2008 has not been, in violation of any Law, except for violations that would not in the aggregate reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 5.07 Brokers. Neither Buyer nor any of its Affiliates have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or their Affiliates are or could become liable or obliged.

SECTION 5.08 Investment Intent. Buyer acknowledges that neither the offer nor the sale of the Interests has been registered under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws. Buyer is acquiring the Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities laws and with no present intention of distributing or reselling any part thereof. Buyer will not so distribute or resell any of the Interests in violation of any such laws.

SECTION 5.09 Available Funds; Source of Funds. Buyer has, or as of the Closing will have, sufficient cash or other sources of immediately available funds to pay in cash the Purchase Price in accordance with Article 2 and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement. Buyer represents and warrants that all funds paid to Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering laws of the United States.

SECTION 5.10 Investigation. Buyer is a sophisticated entity, knowledgeable about the industry in which the Acquired Companies operate, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the Interests. Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated in this Agreement, as well as the knowledge of the Acquired Companies and their operations in particular, and has independently made its own analysis and decision to enter into this Agreement. Buyer had access to the books, records, facilities and personnel of the Acquired Companies, including all documents made available to Buyer in the electronic data-room established by Seller, for purposes of conducting its due diligence investigation of the Acquired Companies.

SECTION 5.11 Disclaimer Regarding Projections. Buyer may be in possession of certain projections and other forecasts regarding the Acquired Companies, including but not limited to projected financial statements, cash flow items and other data of the Acquired Companies and certain business plan information of the Acquired Companies. Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that, without limiting the generality of Section 4.21, neither Seller nor any of their Affiliates, Representatives, agents or advisors has made any representation or warranty with respect to such projections and other forecasts and plans. Nothing contained in this Section 5.11 shall limit the rights of Buyer with respect to any representation or warranty of Parent or Seller contained in this Agreement (including the Exhibits and Schedules hereto).

SECTION 5.12 Tolling Agreement. The Tolling Agreement constitutes the valid and binding obligation of PPL EnergyPlus, LLC and is in full force and effect. PPL EnergyPlus, LLC is not in material breach or violation of, or default under, or has taken, or failed to take, any action which action or failure to act has entitled or would entitle Ironwood LLC to withhold or suspend performance under, or has resulted or would result in a material financial penalty under, the Tolling Agreement.

SECTION 5.13 Exclusive Representations or Warranties. Except for the representations and warranties contained in Article 5 (as modified by the Buyer Disclosure Schedule), neither Buyer nor any other Person on its behalf makes any other express or implied representation or warranty with respect to Buyer or the transactions contemplated by this Agreement, and Buyer disclaims any other representations or warranties, whether made by Buyer or any of its Affiliates or Representatives.

ARTICLE 6

Covenants

SECTION 6.01 Information. (a) From the date of this Agreement through the Closing, Parent and Seller shall (i) provide Buyer and its Representatives with information as to the Acquired Companies and their operations, as reasonably requested by and in a form reasonably acceptable to Buyer and (ii) afford Buyer and its Representatives reasonable access, during normal business hours, to the Representatives, properties, books and records, Contracts and other documents of or pertaining to the Acquired Companies or that are reasonably required by the Acquired Companies to demonstrate compliance with Law. Notwithstanding the foregoing, Parent and Seller shall not be required to provide any information (A) which Parent or Seller reasonably believes (1) it or the Acquired Companies are prohibited from providing to Buyer by reason of applicable Law, (2) would compromise any applicable attorney/client privilege, or (3) it or the Acquired Companies are required to keep confidential or prevent access to by reason of any Contract with a third party in effect on the date hereof or (B) relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by Parent’s and Seller’s counsel, could reasonably be expected to result in a violation of any antitrust laws, rules or regulations. Notwithstanding anything contained herein, from the date of this Agreement through the Closing, Buyer shall not be permitted to contact any of the Acquired Companies’ employees (provided that the foregoing shall not preclude Affiliates of Buyer from engaging in ordinary course communications in relation to the Tolling Agreement), vendors, customers or suppliers, or any Governmental Entities (except in connection with applications for governmental approvals in connection with this Agreement) regarding the operations or legal status of the Acquired Companies without receiving prior written authorization from Parent or Seller.

(b) Without limiting Section 6.01(a), Parent shall provide to Buyer, no later than February 28, 2012, a copy of the program, including any procedures, that is used for the purpose of complying with the reliability standards of the North American Electric Reliability Corporation that apply to Ironwood LLC as a result of its status as a “Registered Entity” thereunder.

(c) Without limiting Section 6.01(a), following the Closing, Parent and Seller shall be entitled to retain copies (at Parent’s and Seller’s sole cost and expense) of all books and records (including Tax Returns and materials related to Taxes with respect to the Acquired Companies) relating to its ownership and/or operation of the Acquired Companies and their businesses prior to Closing. Following the Closing, Parent and Seller shall, and shall cause their Affiliates to, afford to Buyer and Buyer’s Representatives, at Buyer’s expense, reasonable access to, and provide copies of, any books and records retained by Parent or Seller or their Affiliates (including Acquired Companies Books and Records not yet delivered to Buyer pursuant to Section 6.05) that relate to the operations of the Acquired Companies or are reasonably required by the Acquired Companies to demonstrate compliance with Law, but such access need be given only with respect to the portion of such books and records as are related to the operations of the Acquired Companies or are reasonably required by the Acquired Companies to demonstrate compliance with Law. For the avoidance of doubt, subject to Section 6.04, all information provided by Parent or Seller pursuant to this Section 6.01 shall be subject to the Confidentiality Agreement.

(d) Without limiting Section 6.01(a)(ii), from and after the date of this Agreement until the Closing:

(i) Parent and Seller shall, to the fullest extent permitted by Law, provide one Representative of Buyer selected by Buyer (and, as reasonably requested by Buyer from time to time, one or more additional such Representatives) (the “On-Site Representatives”) reasonable access to the Acquired Companies’ Representatives, properties and operations during all business and operating hours, and shall use their commercially reasonable efforts to assist the On-Site Representatives to familiarize themselves with, and to monitor the planning or preparation for, or action taken in connection with, the major outage currently planned for the AES Ironwood electric generation facility located in Lebanon, Pennsylvania (the “Facility”) to take place in May 2012 (the “CT12 Outage”); provided, however, that, while at the Facility, each On-Site Representative shall comply with all of the Acquired Companies’ safety and security policies and procedures and shall not unreasonably interfere with the business of the Acquired Companies;

(ii) the On-Site Representatives shall be provided notice of, and at least one On-Site Representative shall be permitted, if permitted by Siemens Energy, Inc. (“Siemens”) (which permission the Parties will use their reasonable best efforts to obtain), to participate in, all material discussions with Siemens or its representatives regarding: (A) planning or preparation for the CT12 Outage; or (B) any potential corrective actions necessary or advisable to enable the combustion turbine known as CT11 to operate, following the Closing, within its permitted emissions levels without adjusting the Combustion Turbine Firing Curve (as defined in the Term Warranty Agreement) and otherwise consistent with the Parties’ expectations regarding post-outage operational performance following the major outage of such unit in January and February 2012 as described in the Term Warranty Agreement (the “CT11 Outage Matters”);

(iii) Seller will not, and will not permit Ironwood LLC to, agree to any material corrective actions or settle or compromise any warranty claims with respect to the CT11 Outage Matters without Buyer’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned;

(iv) if requested by Buyer in writing and if permitted by applicable Law, Seller will, and will cause Ironwood LLC to, take all such actions as may be reasonably requested by Buyer (and at Buyer’s sole cost and expense) concerning matters under the Term Warranty Agreement expected to occur following Closing, including (A) to postpone and reschedule commencement of the CT12 Outage to a date selected by Buyer, and (B) to enter into such change orders under, or other amendments to, the Term Warranty Agreement as are reasonably acceptable to Buyer and Seller to effectuate such postponement or otherwise amend the scope of work under the Term Warranty Agreement, in each case as may be reasonably necessary or advisable in order to avoid the occurrence, following the Closing, of issues similar to the CT11 Outage Matters in connection with the CT12 Outage; provided, that if the Closing shall not occur for any reason other than a breach by Seller of its representations, warranties, or covenants under this Agreement, Buyer shall nonetheless be responsible for all incremental costs and expenses incurred by the Acquired Companies to the extent that such costs and expenses result from, and would not have been incurred in the absence of, any such actions taken at the request of Buyer (including actions taken by the Acquired Companies to unwind any changes made to the Term Warranty Agreements) or to the scope and timing of actions to be taken thereunder; and provided further, that notwithstanding anything to the contrary contained herein Buyer’s obligations under this Section 6.01(d)(iv) shall survive any termination or expiration of this Agreement; and

(v) if required by Siemens as a condition to Buyer’s participation in discussions and negotiations contemplated by this Section 6.01(d), Buyer will enter into such additional confidentiality agreements or similar instruments as may be reasonably requested by Siemens, provided that Buyer shall be permitted to participate in the discussions and negotiations regarding the terms thereof directly with Siemens.

SECTION 6.02 Conduct of Business Pending the Closing. (a) Subject to paragraph (c) below, from the date of this Agreement through the Closing, Parent and Seller shall cause the Acquired Companies to be operated in the ordinary course of business, and in compliance in all material respects with all Material Contracts, Permits and applicable Law, to use commercially reasonable efforts to preserve, maintain and protect their assets in compliance in all material respects with all Material Contracts, Permits and applicable Law, and to use commercially reasonable efforts to preserve their relationships with Governmental Entities, counterparties to the Material Contracts and other lessors, licensors, suppliers and customers with which any of the Acquired Companies has a material relationship. Without limiting the foregoing, except as otherwise expressly contemplated by this Agreement or set forth in Section 6.02 of the Seller Disclosure Schedule or as consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, from the date of this Agreement through the Closing, Parent and Seller shall cause the Acquired Companies not to do the following (and shall not take any action that would result in any of the following with respect to the Acquired Companies or the Interests):

(i) sell, transfer, convey or otherwise dispose of (A) any material assets other than pursuant to the Term Warranty Agreement or (B) any other assets outside the ordinary course of business;

(ii) permit or suffer to exist (A) any Lien on any assets of the Acquired Companies other than Permitted Liens, or (B) Liens on the Interests other than Liens described in Section 3.05.

(iii) merge or consolidate with any other Person or acquire all or substantially all of the assets of any other Person;

(iv) issue or sell or encumber any of their equity interests or any securities convertible into, or rights to acquire, any such equity interests, except as contemplated by Section 6.02(d);

(v)(A) liquidate, dissolve or otherwise wind up their business or operations or adopt any plan therefor or (B) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of any Acquired Company;

(vi) purchase any equity interests in or securities of, or make any other investment in or loans or advances to, any Person;

(vii) amend or modify their Organizational Documents or any terms of their outstanding equity interests or other securities;

(viii) effect any recapitalization, reclassification or other change in their capitalization, except as contemplated by Section 6.02(d);

(ix) except in the ordinary course of business, acquire any material assets;

(x) engage in any new line of business;

(xi) except as required under applicable Law or, other than with respect to clause (E) below, the terms of any Benefit Plan existing as of the date of this Agreement (A) pay (or commit to pay) any amounts of compensation to Plant Employees not otherwise due or increase the compensation or benefits of any Plant Employees, (B) grant (or commit to grant) any increase in severance or termination pay, (C) establish, renew, amend, or terminate any employee benefit plan or agreement or employment agreement with or for the benefit of any Plant Employee (or newly hired employees by an Acquired Company), (D) accelerate the vesting of any compensation, (E) cause the funding of any rabbi trust or similar arrangement, or (F) hire (other than to replace a Plant Employee who quits or is terminated for cause), terminate, or transfer any employee of, or other service provider to, the Acquired Companies, in each case, other than in the ordinary course of business;

(xii) pay or make any dividend or other distribution;

(xiii) create, incur, assume or guarantee any Indebtedness, except in the ordinary course of business and where such obligation, if outstanding on the Closing Date, is reflected in Closing Date Net Working Capital or the Closing Date Net Indebtedness Amount;

(xiv) settle or consent to any litigation or claim other than as does not involve either (i) the admission of wrongdoing, the institution of mandated new procedures or other business conduct or the imposition of equitable or similar relief or (ii) payments in excess of $100,000 with respect to any individual litigation or claim or $250,000 in the aggregate;

(xv) enter into (including by way of assumption or assignment), amend or modify in any material respect (including by way of change order), assign, renew, extend or terminate any Material Contract, or cancel, modify or waive any material debts or claims, or waive, impair or void any material rights held by it thereunder, or take, or fail to take, any action which action or inaction would excuse the performance in any material respect of any other party thereunder or result in a material financial penalty thereunder;

(xvi) except as required by applicable Law (and in such case provided that reasonable prior notice is provided to Buyer), amend, modify, terminate or waive any provision of any Permit required to be set forth in Section 4.08 or 4.12(f) of the Seller Disclosure Schedule, or consent to any such amendment, modification, termination or waiver;

(xvii) (A) except as required by applicable Law, (x) make, change or revoke any Tax election; (y) settle or compromise any Tax proceeding (including any predetermined market assessment or valuation for purposes of future Property Tax liabilities); or (z) file any amended Tax Return, if such action or actions described in clause (x), (y) or (z) could, individually or in the aggregate, increase by a material amount the Tax liability of (I) the Acquired Companies with respect to a taxable period or portion thereof beginning on or after the Closing Date or (II) Buyer or (B) adopt any change, other than as required by GAAP or applicable Law, in their financial accounting policies, procedures or practices;

(xviii) fail to use reasonable best efforts to maintain insurance coverage substantially similar in all material respects to the insurance coverage maintained by the Acquired Companies as of the date hereof;

(xix) manage payables, receivables, current assets, current liabilities or working capital in any manner other than the ordinary course of business;

(xx) fail to maintain capital expenditures and routine maintenance in the ordinary course of business; or

(xxi) agree or commit to do any of the foregoing.

(b) Notwithstanding Section 6.02(a) or any other provision herein, the Acquired Companies may take such commercially reasonable actions (whether or not permitted by Section 6.02(a)) as are necessary to respond to emergency situations and/or to comply with applicable Laws.

(c) Without limiting Section 6.02(a), from the date of this Agreement through the Closing, Seller shall, and shall cause the Acquired Companies to, consult with Buyer, and reasonably consider Buyer’s input, with respect to scheduling, planning and preparing for any scheduled outage involving Scheduled Outage Services (as defined in the Term Warranty Agreement) at the Facility that is reasonably expected to occur or be ongoing on or after the Closing Date, including facility needs, purchase of materials and staffing and vendor arrangements.

(d) Notwithstanding anything herein to the contrary, prior to the Closing, Parent and Seller shall cause each intercompany account and other obligation existing between the Acquired Companies, on the one hand, and Parent or Seller or any of their Affiliates (other than the Acquired Companies), on the other hand, whether or not currently due or payable, to be terminated by repayment, capital contribution, distribution, forgiveness, or any combination of the foregoing, at the Seller’s sole and absolute discretion, and shall provide written confirmation of such termination to Buyer; provided, however, that no such action shall adversely prejudice Buyer or any Acquired Company or result in any liability or obligation of Buyer or any Acquired Company to any other Person following the Closing.

SECTION 6.03 Tax Matters. (a) Seller Tax Returns. Seller shall prepare and timely file or cause to be prepared and timely filed, in a manner consistent with past practice, all Tax Returns that are required to be filed by the Acquired Companies with respect to all taxable periods of the Acquired Companies ending prior to the Closing Date. Seller shall deliver any such Tax Return to Buyer in the form proposed for filing at least ten (10) Business Days prior to the due date thereof and shall consider in good faith all reasonable comments provided by Buyer with respect thereto. For the avoidance of doubt, any federal income Tax Return for the consolidated group that includes Seller and the Acquired Companies for any taxable period shall not be provided to Buyer. Seller shall pay or cause to be paid, within the time and in the manner required by applicable Law, all Seller Pre-Closing Taxes due with respect to the Tax Returns required to be filed by the Acquired Companies with respect to all taxable periods of the Acquired Companies ending prior to the Closing Date.

(b) Buyer’s Tax Returns. Buyer shall prepare and timely file or cause to be prepared and timely filed, in a manner consistent with past practice, all Tax Returns required to be filed by the Acquired Companies with respect to a Straddle Period of an Acquired Company. Buyer shall provide such Tax Returns to Seller in the form proposed for filing at least ten (10) Business Days prior to the due date thereof and shall consider in good faith all reasonable comments provided by Seller with respect thereto. Buyer shall not and shall not permit any of its Affiliates (including the Acquired Companies after the Closing) to amend any such Tax Return without Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Subject to Section 6.03(c), Buyer shall pay or cause to be paid, within the time and in the manner required by applicable Law, all Taxes due with respect to Tax Returns required to be filed by the Acquired Companies with respect to Straddle Periods of the Acquired Companies.

(c) Straddle Period. Seller shall, at least two (2) Business Days prior to the due date of any Tax Return that relates to a Straddle Period of an Acquired Company, pay to Buyer any Taxes due with respect to such Tax Return that are Seller Pre-Closing Taxes. In the case of any Straddle Period of an Acquired Company, the amount of any Taxes that are Seller Pre-Closing Taxes shall be determined as follows: (i) Taxes other than Property Taxes shall be allocated based on an interim closing of the books as of the end of the day on the day immediately preceding the Closing Date, and (ii) Property Taxes shall be allocated based on the ratio that the number of calendar days in the portion of the Straddle Period ending on the day immediately preceding the Closing Date bears to the number of calendar days in the entire Straddle Period; provided that any Taxes arising from or imposed with respect to any action taken or transaction effected, in each case outside the ordinary course of business, by Parent, Seller or any of the Acquired Companies on the Closing Date prior to the Closing (other than any such action taken or transaction effected by such party at the direction of Buyer) shall be Seller Pre-Closing Taxes.

(d) Tax Refunds. Any refunds of Taxes (i) imposed on or for which Seller is liable (including under this Agreement) or (ii) imposed on the Acquired Companies with respect to (A) Pre-Closing Periods of the Acquired Companies or (B) the portion of any Straddle Period of the Acquired Companies ending on or before the day immediately preceding the Closing Date, shall, in each case, be for the account of Seller, and Buyer shall pay over to Seller the amount of any such refund (including any interest received thereon), net of any costs, within ten

(10) days after such amount has been received; provided, however, that Seller shall not be entitled to any such refund to the extent such refund was taken into account as an asset in the determination of the final Closing Date Net Working Capital.

(e) Cooperation. Buyer and Seller shall cooperate, and shall cause their respective Affiliates to cooperate, as and to the extent reasonably requested by any Party, in connection with the preparation or filing of Tax Returns with respect to the Acquired Companies and any Tax Contest or other proceeding (each a “Tax Proceeding”) with respect to any Pre-Closing Period or Straddle Period of the Acquired Companies. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The requesting Party shall reimburse the cooperating Parties for all reasonable costs and expenses incurred by such cooperating Parties.

(f) Transfer Taxes. Each of Seller and Buyer shall be responsible for and shall pay fifty percent of any Transfer Taxes imposed with respect to the sale or transfer of the Interests to Buyer (and any indirect transfer of assets held by the Acquired Companies that may be deemed to occur by reason of such transfer of the Interests). All Tax Returns required to be filed to report any Transfer Taxes imposed, directly or indirectly, on or with respect to the sale or transfer of the Interests to Buyer shall be timely prepared and filed by the Party responsible for such filing under applicable Law. The Party preparing any such Tax Return shall provide such Tax Return to the other Party in the form proposed for filing at least ten (10) Business Days prior to the due date thereof and shall consider in good faith all reasonable comments provided by such other Party with respect thereto.

(g) Purchase Price Allocation. The Parties agree that the purchase of the Interests contemplated herein will be treated as a sale of the assets, and assumption of the liabilities, of the Acquired Companies for federal income Tax purposes. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller an allocation schedule setting forth Buyer’s proposed allocation of the consideration among the assets of the Acquired Companies that complies with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). If Seller objects to the Allocation, then Seller shall provide Buyer written notice thereof within thirty (30) days after receiving the Allocation. If the Parties are unable to agree on any matter set forth in the Allocation, the Parties shall refer such dispute to the Independent Accountants, which firm shall make a final and binding determination as to the matters in dispute within thirty (30) days following its appointment, and promptly shall notify the parties in writing of its resolution. Any Allocation determined pursuant to the decision of the Independent Accountants shall incorporate, reflect and be consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Each party shall be liable for and pay one-half of the fees and other costs charged by the Independent Accountants. Seller and Buyer shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder following any adjustment to the allocable Purchase Price or any other amounts constituting consideration for federal income Tax purposes pursuant to this Agreement. Seller and Buyer shall, and shall cause their Affiliates to, report consistently with the Allocation (as finally resolved pursuant to this subsection) in all Tax Returns, including

IRS Form 8594, which Seller and Buyer shall timely file with the IRS, and none of the Parties shall take any position in any Tax Return that is inconsistent with the Allocation (as finally resolved pursuant to this subsection), as adjusted, in each case, except to the extent otherwise required by a final determination as defined in Section 1313 of the Code or with the consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed. Each of Seller and Buyer agrees to promptly advise the other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

(h) Tax Proceedings. Notwithstanding anything in this Agreement to the contrary, Seller, at its expense, shall have the right to conduct and control the defense of any Tax Proceeding of an Acquired Company relating to any Pre-Closing Period of such Acquired Company; provided, that Seller shall not take any action in connection with such Tax Proceeding if such action could have an adverse effect on Buyer or any of its Affiliates (including the Acquired Companies after the Closing) that is material without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed. Buyer, at its expense, shall have the right to conduct and control the defense of any Tax Proceeding of an Acquired Company relating to any Straddle Period of such Acquired Company, provided, that to the extent any such Tax Proceeding would have an adverse effect on Seller that is material, Seller shall have the right to participate in the defense of any such Tax Proceeding and Buyer shall not take any action in connection with such Tax Proceeding if such action would have an adverse effect on Seller that is material without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.

(i) Tax Sharing Agreements. All Tax Sharing Agreements with respect to any Acquired Company or to which any Acquired Company is a party shall be terminated to the extent such Tax Sharing Agreement relates to any Acquired Company as of the day immediately preceding the Closing Date and no Acquired Company shall be bound thereby or have any obligation thereunder at any time thereafter.

SECTION 6.04 Confidentiality; Publicity. (a) Each of Buyer, Seller, and Parent acknowledges and agrees that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby and the terms and status thereof are subject to the terms of a confidentiality agreement between Buyer and AES North America Development, LLC dated August 29, 2011 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate as to Buyer’s obligations with respect to information relating solely to the Acquired Companies or that otherwise constitutes Acquired Companies Books and Records; provided, however, that any and all other information protected from disclosure under the Confidentiality Agreement shall remain subject to the terms and conditions thereof after the Closing Date. Parent and Seller will, and will cause their respective Affiliates to, (i) use their reasonable best efforts to cause to be returned or destroyed, as applicable, promptly after the date hereof all confidential information provided or made available to any Person other than Buyer and the person set forth on Section 6.04(a) of the Seller Disclosure Schedules and their respective Affiliates and representatives in connection with a potential transaction relating to any of the Acquired Companies pursuant to the terms and limitations of any confidentiality agreement with respect to such Person, (ii) terminate all access for such Persons to the electronic dataroom accessible through Intralinks with respect to the

Acquired Companies and (iii) not amend, modify, waive or fail to enforce, in any material respect, any of the terms or conditions included in any confidentiality agreements with respect to any of the Acquired Companies or their business, provided that, Seller may, with Buyer’s consent, choose to assign to Buyer such confidentiality agreements in lieu of taking any enforcement action with respect thereto. Parent and Seller will, and will cause their respective Affiliates to, use their reasonable best efforts to cause to be returned or destroyed, as applicable, promptly after the date hereof all confidential information solely relating to either of the Acquired Companies that was provided or made available to the person set forth on Section 6.04(a) of the Seller Disclosure Schedules and its Affiliates and representatives, pursuant to the terms and limitations of any confidentiality agreement with respect to such Persons.

(b) Neither Parent, Seller nor Buyer, nor any of their respective Affiliates, shall make any public announcement or issue any public communication (including announcements or communications to Plant Employees and interviews with the media) regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the other party (which consent shall not be unreasonably withheld), except if such announcement or other communication is required by applicable Law or legal process (including rules of any national securities exchange), in which case Parent, Seller and Buyer shall use their reasonable best efforts to coordinate or communicate such announcement or communication with the other party prior to announcement or issuance.

SECTION 6.05 Acquired Companies Books and Records. As of the Closing, Parent, Seller and their Affiliates shall be entitled to retain copies (at Parent’s and Seller’s sole cost and expense) of any Acquired Companies Books and Records in their possession pertaining to the ownership or operation of the Acquired Companies; provided that Parent, Seller and their Affiliates shall keep such Acquired Companies Books and Records confidential to the same extent, and with the same degree of care, as its own books and records. Within a reasonable period of time following the Closing (and reasonably promptly following any request by Buyer for specific Acquired Companies Books and Records), Parent and Seller shall deliver to Buyer the Acquired Companies Books and Records. Where the Acquired Companies Books and Records (or other books and records to be provided to Buyer pursuant to this Agreement) are maintained, or the applicable data or information comprising or otherwise necessary to such books and records is maintained, in electronic form pursuant to software or systems that are not (or will not as of Closing be) owned or licensed by one of the Acquired Companies, Seller and Parent shall provide such books and records (or such supporting data and information), whether at or after Closing, in an electronic format reasonably acceptable to Buyer and Seller. Buyer shall, and to the extent within its powers as an equity holder, shall cause the Acquired Companies to, retain, for at least seven (7) years after the Closing Date, all Acquired Companies Books and Records in the possession of the Acquired Companies as of the Closing Date or delivered pursuant to this Agreement, except for tax returns and supporting documentation relating to the Acquired Companies’ businesses or the Acquired Companies’ assets which shall be retained until sixty (60) days after the date required by applicable Law, and to make the same available after the Closing Date for inspection and copying by Parent or Seller, at Parent’s or Seller’s expense, for purposes related to Parent’s or Seller’s compliance with law with respect to tax or regulatory matters or in connection with matters that are the subject of indemnification under Section 9.01, during regular business hours without significant disruption to the Acquired

Companies’ businesses and upon reasonable request and upon reasonable advance notice; provided, that during such period, Buyer may destroy or dispose of any such books and records if it first offers in writing at least sixty (60) days prior to such destruction or disposition to surrender such books and records to Parent or Seller at Parent’s or Seller’s expense. At and after the expiration of such period, if Parent, Seller or any of their Affiliates have previously requested in writing that such books and records be preserved, Buyer shall, and to the extent within its powers as an equity holder, shall cause the Acquired Companies to, either preserve such books and records for such reasonable period as may be requested by Parent or Seller or transfer such books and records to Parent or Seller or its designated Affiliates, in each case at Parent’s or Seller’s expense. Any books and records provided to Parent or Seller pursuant to this Section 6.05 shall be provided subject to the execution of a customary confidentiality agreement with respect thereto.

SECTION 6.06 Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial or legal advisors or comparable other persons retained or employed by such Party in connection with the transactions contemplated by this Agreement.

SECTION 6.07 Employee Matters.

(a) Benefit Plans. As of the Closing Date, the Acquired Companies shall terminate their participation in each Benefit Plan that is not a Company Plan, and in no event shall any Plant Employee be entitled to accrue any benefits under such Benefit Plans with respect to services rendered or compensation paid on or after the Closing Date. The Acquired Companies shall retain all rights and obligations under each Company Plan on and after the Closing Date. Without limiting the foregoing provisions of this Section 6.07, from and after the Closing Date, Buyer shall, and shall cause each relevant Acquired Company to, honor, in accordance with its terms each (i) existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Acquired Company and a Plant Employee that is disclosed under Section 6.07(a) of the Seller Disclosure Schedule and (ii) the Collective Bargaining Agreement that is disclosed under Section 4.11(i) of the Seller Disclosure Schedule.

(b) Continuation of Compensation and Benefits. Except as otherwise provided in an individual employment agreement, for a one (1) year period following the Closing, Buyer shall provide, or shall cause to be provided, compensation (including salary, cash bonus, commissions, and other incentives) and benefits to Continuing Employees (other than Continuing Union Employees) who remain employed with Buyer and its Affiliates that are substantially similar to the compensation and benefits provided to the Continuing Employees as of the date of this Agreement; provided, however, that Buyer shall, or shall cause each Acquired Company (or an Affiliate thereof) to, provide each Continuing Union Employee with compensation and benefits in accordance with the terms of the Collective Bargaining Agreement covering such Continuing Union Employee as applicable to such Continuing Union Employee from time to time. Without limiting the foregoing provisions of this Section 6.07, from and after the Closing Date, Buyer shall assume any and all obligation for and shall pay, or cause an Acquired Company to assume any and all obligation for and pay, any annual incentives or bonuses (whether the obligation for such annual incentives or bonuses arises before, after or as a result of the Closing and whether or not the obligation for such annual incentives or bonuses arises under a Benefit Plan) payable to any Continuing Employee for the calendar year in which the Closing Date occurs to the extent accrued on the books and records of the Acquired Companies and reflected in Closing Date Net Working Capital. Such annual incentives or bonuses shall be paid pursuant to the terms of the incentive or bonus plans or arrangements maintained by Seller or its Affiliates that cover the Continuing Employees in the calendar year in which the Closing Date occurs. From and after the Closing Date, neither Seller nor any of its Affiliates shall have any responsibility for such payment obligations, regardless of when such amounts were earned or accrued.

(c) Severance and Paid Time Off. Without limiting the foregoing provisions of this Section 6.07, except as otherwise provided in an individual employment or severance agreement, for a one (1) year period following the Closing, Buyer shall provide, or shall cause to be provided, severance and paid time off benefits to each Continuing Employee (other than Continuing Union Employees) that, respectively, are no less favorable than the severance and paid time off benefits in effect in respect of similarly situated employees of Buyer as in effect from time to time; provided, however, that Buyer shall, or shall cause the Acquired Companies (or an Affiliate thereof) to, provide each Continuing Union Employee with severance and paid time off benefits in accordance with the terms of the Collective Bargaining Agreement covering such Continuing Union Employee as applicable to such Continuing Union Employee from time to time. As of and after the Closing, Buyer shall credit, or shall cause to be credited, each Continuing Employee for all service with an Acquired Company (or any Affiliate) and any respective predecessor entities, if any, for purposes of determining the right to and the amount of severance and paid time off benefits after the Closing to the extent such service was recognized for such purpose under the applicable severance or paid time off benefit plan, program, agreement or arrangement covering the Continuing Employee immediately before the Closing.

(d) Benefit Continuation for Continuing Employees. Buyer shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plans, programs and policies of Buyer in which Continuing Employees participate (or are eligible to participate) that are “welfare benefit plans” (as defined in Section 3(1) of ERISA). Buyer shall, or shall cause, each Continuing Employee to be reimbursed for (i) any deductibles actually paid by such Continuing Employees during the period commencing January 1, 2012 and ending immediately prior to the Closing Date up to the maximum deductible that will be applicable under the Buyer plan for such Continuing Employee, provided that each Continuing Employee provides Buyer with proof of payment of such deductibles in a form acceptable to Buyer prior to Buyer making such reimbursements, and (ii) the excess, if any, of (A) the amount each Continuing Employee contributed to his or her flexible spending reimbursement account under a cafeteria plan qualified under Section 125 over (B) the amount applied to pay approved medical expenses from that flexible spending reimbursement account during the period beginning on January 1, 2012 and ending on the Closing Date.

(e) Service Credit for Continuing Employees. Buyer shall provide, or cause to be provided, to each Continuing Employee credit for all service prior to the Closing Date, to the same extent as such service was credited under the comparable Benefit Plan, under all Benefit Plans of Buyer for all purposes, including for purposes of eligibility, vesting, benefit accrual and determination of level of benefits. Notwithstanding the foregoing, such service shall not be recognized for purposes of benefit accrual or determination of level of benefits under any defined benefit pension plan or retiree welfare plan or to the extent that it results in the duplication of benefits.

(f) 401(k) Plan. Without limiting the foregoing provisions of this Section 6.07, from and after the Closing, Buyer shall, or shall cause each relevant Acquired Company to, permit each Continuing Employee who satisfied the eligibility requirements of the tax-qualified defined contribution plan with a 401(k) feature in which the Continuing Employee participates immediately before the Closing (the “Seller 401(k) Plan”) to participate in a tax-qualified defined contribution retirement plan with a 401(k) feature that is applicable to employees of Buyer or its Affiliates immediately following the Closing (the “Buyer 401(k) Plan”). Seller and Buyer shall take, cooperate with, or cause to be taken, reasonable efforts to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) to the Buyer 401(k) Plan in cash in an amount equal to the full account balance distributed to such Continuing Employee from the Seller 401(k) Plan (provided that such contribution may be in the form of notes representing an employee loan under the Seller 401(k) Plan to the extent such loan is not in default at the time of the contribution to the Buyer 401(k) Plan, and Buyer shall take (or cause to be taken) any and all action as may be required to provide that Continuing Employees may continue to service any such loans through payroll deductions after the Closing).

(g) Responsibility for Welfare Plan Claims. With respect to each Continuing Employee (including any beneficiary or the dependent thereof), Seller shall retain all liabilities and obligations for any medical, dental, health, accident or disability claim to the extent that such liability or obligation relates to claims incurred (whether or not reported or paid) prior to the Closing Date and Buyer and its Affiliates shall be liable for any such claim incurred on or following the Closing Date. For purposes of this Section 6.07(g), a claim shall be deemed to be incurred when (i) with respect to medical, dental, health related benefits, accident and disability (including workmen’s compensation benefits), the medical, dental, health related, accident or disability services giving rise to such claim are performed and (ii) with respect to life insurance, the death occurs.

(h) Workforce Matters and Benefit Plan Liabilities. Except with respect to liabilities arising pursuant to a Company Plan, Seller and its Affiliates shall be responsible for all liabilities relating to Plant Employees pursuant to Benefit Plans. Seller shall indemnify, and keep indemnified, Buyer and its Affiliates against all Controlled Group Liabilities and any liabilities related to Benefit Plans required to be set forth on Section 4.11(a) of the Seller Disclosure Schedule, other than Company Plans.

(i) COBRA Liabilities. Seller shall be responsible for providing notices and coverage under COBRA to any Plant Employee (and his or her qualified beneficiaries) as to whom a “qualifying event” (as defined in Section 4890B of the Code) has occurred on or prior to the Closing Date. Buyer shall be responsible for providing notices and coverage under COBRA to any Plant Employee (and his or her qualified beneficiaries) whose “qualifying event” occurs after the Closing Date.

(j) WARN Act. Seller and its Affiliates shall be responsible and assume all liability for all notices or payments due to any Plant Employees (other than Affected Employees) under the WARN Act, or to any Plant Employee (other than any Affected Employee) who becomes entitled to notice as required under the WARN Act and all notices, payments, fines or assessments due to any Governmental Entity, pursuant to any applicable Law with respect to the employment, discharge or layoff of employees by the Acquired Companies prior to the Closing Date. Buyer shall be responsible and assume all liability for all notices or payments due to any Affected Employees under the WARN Act, or to any Plant Employee who becomes entitled to receive notice as required under the WARN Act on account of the aggregation of “employment losses” in accordance with the WARN Act, and all notices, payments, fines or assessments due to any Governmental Entity, pursuant to any applicable Law with respect to the employment, discharge or layoff of employees by the Acquired Companies on or after the Closing Date, including the WARN Act. Seller shall provide Buyer with the information that Buyer reasonably deems necessary to determine its obligations pursuant to the foregoing.

(k) Collective Bargaining Agreement. To the extent that there is a conflict between the terms of this Agreement and the terms of any applicable Collective Bargaining Agreement, in each case solely as applicable to any Continuing Union Employee, the terms of such Collective Bargaining Agreement shall govern, and nothing herein shall result in any duplication of benefits under this Agreement and such Collective Bargaining Agreement.

(l) Third-Party Rights. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit Seller’s or Buyer’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

SECTION 6.08 Further Actions. (a) Subject to the terms and conditions of this Agreement, each of Buyer, Parent and Seller agrees to use its reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable.

(b) Subject to the terms and conditions of this Agreement, the Parties will cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Required Consents and other Consents necessary for the consummation of the transactions contemplated hereby, including, without limitation, any Consents required in connection with the Tolling Agreement, any Bond Consents, any approvals of parties to Contracts with the

Acquired Companies, and any Filings or Consents with or from any Governmental Entity, including by (i) preparing and filing as soon as reasonably practicable all such Filings or Consents with or from any Governmental Entity or other Person that are required to be filed or obtained in order to consummate the transactions contemplated hereby, (ii) providing information to Governmental Entities or other Persons as is necessary to obtain all such Filings or Consents, (iii) taking all actions necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable and (iv) executing and delivering any additional instruments (which do not impose any material liability on Buyer, Parent, Seller or the Acquired Companies) necessary to fully carry out the purposes of this Agreement; provided, however, that no Party shall be required to expend any funds or assume Liabilities other than (x) customary filing fees and (y) expenditures and liability assumptions which are customary and de minimis in nature and amount in the context of the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, prior to making any application or material written communication to or filing with any Governmental Entity or other Person from whom a Required Consent is sought in connection with this Agreement, each Party shall provide the other Parties with drafts thereof and afford the other Parties a reasonable opportunity to comment on such drafts. The Parties agree to offer the other Parties the opportunity to participate in all telephonic conferences and all meetings with any Governmental Entity or other Person from whom a Required Consent is sought to the extent permitted by applicable Law. Notwithstanding the foregoing, none of Buyer, Parent, Seller or any of their Affiliates (including the Acquired Companies) shall have any obligation to (i) hold separate or divest any property or assets or (ii) agree to any conduct restrictions relating to their respective businesses, in either case which would result in the aggregate in a material adverse effect on the Acquired Companies or on the Buyer (either of the foregoing, a “Burdensome Condition”). Buyer and Seller shall share equally the fees associated with any Filings or Consents with or from any Governmental Entity or any Bond Consents, in each case related to the transactions contemplated hereby including without limitation the initial filing fee payable in respect of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(c) Parent, Seller and Buyer shall (i) each promptly inform the other Party of any material communication made to, or received by such Party from, any Governmental Entity regarding any of the transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity and (iii) except as required by Law, not enter into any agreement with any Governmental Entity agreeing not to consummate the transactions contemplated by this Agreement.

(d) Parent, Seller and Buyer shall not have any liability whatsoever to the other Party arising out of or relating to (i) the failure to obtain any of the Required Consents or any consent required to assign or transfer any Contract set forth on Section 6.13 of the Seller Disclosure Schedule or (ii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Required Consent, in each case, so long as it has complied with the applicable covenants contained in this Agreement.

SECTION 6.09 Names Following the Closing. Within thirty (30) days following Closing, Buyer shall (i) cause the Acquired Companies to cease using the name “AES” and any word or expression similar thereto or constituting an abbreviation or extension thereof (“Seller’s Marks”), (ii) remove the Seller’s Marks from the properties and assets of the Acquired Companies, and (iii) notify Seller of the new name and contact information for the Acquired Companies. After such time, Buyer shall not, and shall cause the Acquired Companies not to, use the Seller’s Marks or any logos, trademarks or trade names belonging to Seller or any Affiliate thereof, and Buyer acknowledges that it, its Affiliates and the Acquired Companies have no rights whatsoever to use the Seller’s Marks or such logos, trademarks or trade names or related intellectual property. Notwithstanding Buyer’s right to use the Seller’s Marks for the time periods set forth above, Buyer agrees that (a) neither Buyer nor any of its Affiliates (including the Acquired Companies after the Closing Date) shall be deemed an agent, representative or joint venture partner of Seller; (b) Seller and their Affiliates shall retain sole and exclusive ownership of the Seller’s Marks, and all goodwill and rights related thereto; and (c) Buyer and its Affiliates (including the Acquired Companies after the Closing Date) shall not knowingly take any action in respect of Seller’s Marks that would adversely affect Seller or their Affiliates, or the interest of Seller or their Affiliates in the Seller’s Marks.

SECTION 6.10 Post-Closing Cooperation. After Closing, upon prior reasonable written request, each Party shall use commercially reasonable efforts to cooperate with each other in furnishing records, information, oral or written testimony, oral or written attestations and certifications, and other assistance in connection with transition matters and any inquiries or proceedings involving the Acquired Companies, but excluding any proceedings arising from disputes among the Parties. Each such requesting Party shall reimburse such cooperating Party for any reasonable expenses incurred by such cooperating Party as a result of any such requested cooperation.

SECTION 6.11 Transition Services. Following the Closing Date, for a period to be mutually agreed by Buyer and Seller (such period not to exceed five (5) months), Parent and Seller shall continue to cooperate with Buyer and assist in the transition of the businesses of the Acquired Companies to Buyer by providing, or causing to be provided, to Buyer, if requested by Buyer, customary transition services, the scope of which, and the compensation to be provided in respect of which, shall be mutually reasonably agreed by Buyer and Seller.

SECTION 6.12 Insurance. With respect to events or circumstances relating to the Acquired Companies that occurred or existed prior to the Closing Date that are covered by the insurance policies of Parent or Seller or any of their subsidiaries (the “Pre-Closing Insurance”), the Acquired Companies may make claims under such policies and programs to the extent such policies and programs are available and cover claims of the Acquired Companies and Parent and Seller shall take such actions as may reasonably be requested by Buyer in connection with the tendering of such claims to the applicable insurers under such Pre-Closing Insurance and to provide Buyer with the net proceeds it realizes with respect to such claims; provided, however that (i) Buyer and its subsidiaries shall be liable for all uninsured or uncovered amounts for such claims, and (ii) Buyer shall notify Seller of all such coverage claims made. For the avoidance of doubt, Parent and Seller shall retain all rights to control their insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities of Buyer and its subsidiaries; provided that neither Parent nor Seller shall take any action or omit to take any action for the purpose of limiting the

Acquired Companies’ ability to make all claims and recover proceeds in respect thereof. From and after the Closing, Buyer shall be solely responsible for providing insurance to the Acquired Companies for events or circumstances relating to the Acquired Companies that occur or exist from and after the Closing Date.

SECTION 6.13 Seller Contracts; Transfer of Assets.

(a) Seller shall use reasonable best efforts to assign and transfer to Ironwood LLC, and cause Ironwood LLC to assume and accept, the Contract set forth on Section 6.13 of the Seller Disclosure Schedule (the “Section 6.13 Contract”) prior to the occurrence of the Closing. In the event that Seller is unable to effect such assignment, transfer, assumption and acceptance prior to the Closing, Seller shall, immediately following the Closing, deliver a notice of termination in accordance with and pursuant to the terms of the Section 6.13 Contract and otherwise use its reasonable best efforts to terminate the Section 6.13 Contract as promptly as practicable. Parent and Seller shall pay all fees, costs and expenses due in accordance with and pursuant to the terms of the Section 6.13 Contract in connection with such termination and with respect to the period after the delivery of the notice of termination and on or prior to the effectiveness of such termination; provided that Buyer shall promptly reimburse Parent and Seller for 75% of such fees, costs and expenses upon presentation of reasonable documentation of such payment.

(b) To the extent that any Affiliate of either Acquired Company (other than the Acquired Companies themselves) holds at or prior to the Closing any asset, property or right that is used primarily in the business of the Acquired Companies, Parent shall cause such Person to promptly transfer such asset, property or right to the Acquired Companies.

SECTION 6.14 Financial Statements. Seller shall deliver to Buyer, no later than April 25, 2012, audited financial statements of Ironwood LLC for the year ended December 31, 2011, that comply with the requirements for financial reports that must be furnished to the Senior Parties (as defined in the Indenture) under the Indenture. Unless Seller provides the unaudited financial statements and related certification related to any quarter to the Senior Parties as required by the Indenture prior to the Closing Date, Seller shall deliver to Buyer, no later than 45 days following the end of (i) the first quarter of 2012 and (ii) any other quarter that ends prior to the Closing Date, unaudited financial statements of Ironwood LLC for each such quarter, together with a written statement that to Parent’s and Seller’s Knowledge such unaudited financial statements fairly present in all material respects Ironwood LLC’s financial condition and results of operations in accordance with GAAP at and as of their respective dates (“Seller’s Certification”), provided, however, that Buyer shall provide Seller with any information that Seller reasonably requires in order to prepare and deliver Seller’s Certification. As part of the transition services contemplated by Section 6.11, Seller shall provide such reasonable assistance to Ironwood LLC, at Buyer’s expense, in connection with any audit of Ironwood LLC’s financial statements for any period commencing on or after January 1, 2012 and occurring in whole or in part prior to Closing as may be requested by Buyer. Such assistance shall be limited to providing such information as Ironwood LLC and its independent audit firm may reasonably request with respect to books, records and other financial data of Ironwood LLC for the period under audit and, if applicable, internal controls that may have been in effect at Ironwood LLC during the period under audit, as well as any other information that Ironwood LLC and its independent audit firm may reasonably request. Seller shall also provide any representations reasonably requested by Buyer’s independent audit firm relating to any information provided by Seller. For the avoidance of doubt, the obligations of Seller under this Section 6.14 shall survive the Closing and the services provided under this Section 6.14 shall in no way limit the accounting and related services that will be provided to Buyer, if requested by Buyer, in accordance with Section 6.11.

ARTICLE 7

Conditions to Closing

SECTION 7.01 Conditions to Each Party’s Obligations. The obligation of Buyer and Seller to consummate the Closing is subject to the satisfaction (or waiver by Buyer and Seller) on or prior to the Closing of each of the following conditions:

(a) All of the Required Consents, including the Bond Consents, shall have been made, given or obtained and shall be in full force and effect, and shall not include any Burdensome Condition, and all of the Required Consents from a Governmental Entity shall have become Final Orders.

(b) No injunction or other legal prohibition of any Governmental Entity or other Law prohibiting the purchase and sale of the Interests shall be in effect; provided that the Party asserting this condition shall have complied with its obligations under Section 6.08.

SECTION 7.02 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of each of the following additional conditions:

(a) Seller shall have performed and satisfied in all material respects each of its agreements and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing.

(b) (i) The representation and warranty of Parent and Seller contained in clause (ii) of Section 4.06(b) (Absence of Changes) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, (ii) the representations and warranties of Parent and Seller contained in Sections 3.01 (Organization and Existence), 3.02 (Authorization), 3.05 (Title), 4.01 (Organization and Existence) and 4.02 (Capitalization and Subsidiaries) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, and (iii) all of the other representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality, Seller Material Adverse Effect or Company Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for such breaches that, in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect or a Company Material Adverse Effect.

(c) Parent and Seller shall each have delivered to Buyer a certificate, dated as of the Closing Date, executed on behalf of each of Parent and Seller by an authorized executive officer thereof, certifying that the conditions specified in Sections 7.02(a) and 7.02(b) hereto have been fulfilled.

(d) Seller shall have delivered all the certificates, instruments, agreements and other documents to be delivered pursuant to Section 2.02(a).

SECTION 7.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of each of the following additional conditions:

(a) Buyer shall have performed and satisfied in all material respects each of its agreements and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing, including the receipt by Seller of all amounts required to be paid by Buyer at the Closing under Section 2.01.

(b) (i) The representations and warranties of Buyer contained in Sections 5.01 (Organization and Existence) and 5.02 (Authorization) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, and (ii) all of the other representations and warranties of Buyer contained in this Agreement, shall be true and correct as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality), except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date) and except for such breaches that would in the aggregate not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(c) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized individual thereof, certifying that the conditions specified in Sections 7.03(a) and 7.03(b) hereto have been fulfilled.

(d) Buyer shall have delivered all the certificates, instruments, agreements and other documents to be delivered pursuant to Section 2.02(b).

SECTION 7.04 Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to cause the Closing to occur, as and to the extent required by Section 6.08.

ARTICLE 8

Survival and Release

SECTION 8.01 Survival. Other than Sections 3.01 (Organization and Existence), 3.02 (Authorization), 3.05 (Title), 3.06 (Brokers), 4.01 (Organization and Existence), 4.02 (Capitalization and Subsidiaries), 4.14 (Brokers), 4.21 (Exclusive Representations and Warranties), 5.01 (Organization and Existence), 5.02 (Authorization), 5.07 (Brokers), 5.08 (Investment Intent), 5.10 (Investigation), 5.11 (Disclaimer Regarding Projections) and 5.13 (Exclusive Representations and Warranties) (collectively, the “Specified Representations”)

which shall survive indefinitely, all other representations, warranties, covenants and agreements of the Parties contained in this Agreement (other than covenants and agreements which contemplate or may involve actions after Closing, which shall survive until the date that is ninety (90) days after the last date that a Party is required to take any action or refrain from taking any action in accordance therewith) shall survive for a period of eighteen (18) months after the Closing Date; provided that the representations provided in Section 4.11 (Employee Matters) and Sections 4.13(a)(vii) and 4.13(d) (in each case, relating to Taxes) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, the representations provided in Section 4.12 (Environmental Matters), to the extent related to compliance with Environmental Laws concerning air quality and air pollution control (including, without limitation, the Clean Air Act, 42 U.S.C. §7401 et seq., and the Pennsylvania Air Pollution Control Act, 35 P.S. Section 4001, et seq., and regulations thereunder), shall survive for a period of three (3) years after the Closing Date, and the representations provided in Sections 4.13(a)(i), (ii), (iii), (iv), (v), (vi) and (xi), 4.13(b) and 4.13(c) (in each case, relating to Taxes) shall terminate as of and shall not survive the Effective Time; and provided further, that any claim made or asserted by a Person within the applicable survival period shall continue to survive with respect to such claim until such claim is finally resolved and all obligations with respect thereto are fully satisfied.

SECTION 8.02 “As Is” Sale. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 AND ARTICLE 4 (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), (i) THE ACQUIRED COMPANIES AND THE INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND (ii) BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND SELLER EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANIES OR THE INTERESTS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES AND THEIR ASSETS.

SECTION 8.03 Certain Limitations. Notwithstanding anything in this Agreement to the contrary:

(a) No Representative, Affiliate of, or direct or indirect equity owner in, Parent or Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Parent or Seller in this Agreement, and no Representative, Affiliate of, or direct or indirect equity owner in, Buyer shall have any personal liability to Parent or Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement; and

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, or losses calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology), whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby, except in cases where such damages are recovered from an Indemnified Entity by a Third Party.

ARTICLE 9

Indemnification and Termination

SECTION 9.01 Indemnification by Parent and Seller. (a) From and after the Closing, subject to the other provisions of this Article 9, Parent and Seller agree to indemnify Buyer and its officers, directors, employees and Affiliates (including the Acquired Companies) (collectively, the “Indemnified Buyer Entities”) and to hold each of them harmless from and against, any and all Indemnifiable Losses suffered, paid or incurred by such Indemnified Buyer Entity in connection with, arising out of or resulting from (i) any breach of any of the representations and warranties made by Parent or Seller to Buyer in Articles 3 and 4 (including the Exhibits and Schedules hereto), in each case when made and, except for representations and warranties that speak of a specific date and time, on and as of the Closing Date as though made on the Closing Date (provided, that solely with respect to the calculation of damages with respect to such breach, any express qualifier therein as to materiality, Seller Material Adverse Effect or Company Material Adverse Effect shall be disregarded), (ii) any breach by Parent or Seller of any of their covenants or agreements contained in this Agreement or (iii) any Excluded Taxes.

(b) Notwithstanding anything to the contrary contained in this Section, the Indemnified Buyer Entities shall be entitled to indemnification with respect to any claim for indemnification pursuant to Section 9.01(a)(i), other than (x) claims for Indemnifiable Losses arising out of or resulting from any breach of the representations and warranties set forth in Section 4.06(b) and (c) to the extent based on liabilities or expenses of Prescott LLC not relating to or arising from the business of Ironwood LLC (an “Additional Liability Claim”) or (y) claims in respect of any Specified Representations:

(i) only if, and then only to the extent that, the aggregate Indemnifiable Losses to all Indemnified Buyer Entities with respect to all such claims exceeds $2,000,000 (the “Deductible”), whereupon (subject to the provisions of clauses (ii) and (iii) below) Parent or Seller shall be obligated to pay in full all such amounts but only to the extent such aggregate Indemnifiable Losses are in excess of the amount of the Deductible;

(ii) only with respect to individual items where the Indemnifiable Losses relating thereto are in excess of $75,000 (any items less than such threshold shall not be aggregated for the purposes of the immediately preceding clause (i)); and

(iii) only with respect to such claims made on or before the expiration of the survival period pursuant to Section 8.01 for the applicable representation, warranty, covenant or agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Indemnified Buyer Entities be entitled to aggregate indemnification with respect to claims pursuant to Sections 9.01(a)(i) and (ii) (but only, in the case of Section

9.01(a)(ii), with respect to breaches of Section 6.02 that are not knowing and willful) in excess of 20% of the Base Purchase Price (the “Cap”); provided, that the Cap applicable to the aggregate indemnification obligations of Parent and Seller related to (A) the Specified Representations made by Seller, (B) claims pursuant to Section 9.01(a)(ii) (except for claims with respect to Section 6.02 that are subject to the Cap as set forth above) or (C) an Additional Liability Claim shall be the Purchase Price.

(d) In no event shall Parent or Seller be obligated to indemnify the Indemnified Buyer Entities with respect to Indemnifiable Losses to the extent arising from any material breach of this Agreement by any of the Indemnified Buyer Entities.

(e) This Section is subject to the limitations set forth in Section 8.03(b).

(f) Notwithstanding anything to the contrary contained in this Agreement, the limitations contained in Section 9.01(b) and (c) shall not apply with respect to indemnification for Excluded Taxes and any breach of any of the representations and warranties contained in Sections 4.13(a)(vii) and 4.13(d) (and related costs and expenses).

SECTION 9.02 Indemnification by Buyer. (a) From and after the Closing Date, subject to the other provisions of this Article 9, Buyer agrees to indemnify Parent, Seller and their respective officers, directors, employees and Affiliates (collectively, the “Indemnified Seller Entities”) and to hold each of them harmless from and against, any and all Indemnifiable Losses suffered, paid or incurred by any such Indemnified Seller Entity in connection with, arising out of or resulting from (i) any breach of any of the representations and warranties made by Buyer to Parent or Seller in Article 5 (including the Exhibits and Schedules hereto), in each case when made and, except for representations and warranties that speak of a specific date and time, on and as of the Closing Date as though made on the Closing Date (provided, that solely with respect to the calculation of damages with respect to such breach, any express qualifier therein as to materiality or Buyer Material Adverse Effect shall be disregarded), or (ii) any breach by Buyer of any of its covenants or agreements contained in this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Indemnified Seller Entities be entitled to (i) aggregate indemnification with respect to claims pursuant to Section 9.02(a)(i) in excess of the Cap; provided, that the Cap applicable to any indemnification obligation of Buyer related to either the Specified Representations made by Buyer or claims pursuant to Section 9.02(a)(ii) shall be the Purchase Price or (ii) indemnification with respect to claims made after the expiration of the survival period pursuant to Section 8.01 for the applicable representation, warranty, covenant or agreement.

(c) In no event shall Buyer be obligated to indemnify the Indemnified Seller Entities with respect to Indemnifiable Losses to the extent arising from any material breach of any of the Indemnified Seller Entities.

(d) This Section is subject to the limitations set forth in Section 8.03(b).

SECTION 9.03 Indemnification Procedures. (a) If an Indemnified Buyer Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 9 (whether or not the amount of Indemnifiable Losses relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Entity”) as promptly as practicable; provided that the failure to give a Claim Notice (or delay in giving a Claim Notice) shall not affect the Indemnified Entity’s right to indemnification hereunder except to the extent that the delay actually prejudices the Indemnifying Entity. Each Claim Notice shall describe the claim in reasonable detail.

(b) Upon receipt by an Indemnifying Entity of a Claim Notice in respect of an action or claim of a Person not a Party or affiliated with any such Party (a “Third Party”), the Indemnifying Entity shall be entitled to (i) assume and have sole control over the defense of such action or claim at its sole cost and expense and with counsel reasonably acceptable to the Indemnified Entity if it gives notice of its intention to do so to the Indemnified Entity within thirty (30) days of the receipt of such Claim Notice from the Indemnified Entity; provided, that (x) if the actual or potential defendants in, or targets of, such action or claim include both an Indemnifying Entity and an Indemnified Entity, and the Indemnified Entity shall have reasonably concluded that there are or are reasonably likely to be legal defenses available to it that are different from or additional to those available to the Indemnifying Entity or that there exists or is reasonably likely to exist a conflict of interest, in either case that would make it inappropriate in the reasonable judgment of the Indemnified Entity for the same counsel to represent both the Indemnified Entity and the Indemnifying Entity, then the Indemnified Entity shall be entitled to participate in the defense of such action or claim and (y) the Indemnifying Entity’s retention of counsel shall be subject to the written consent of the Indemnified Entity if such counsel otherwise creates a conflict of interest under applicable standards of professional conduct or an unreasonable risk of disclosure of confidential information concerning an Indemnified Entity, which consent shall not be unreasonably withheld, conditioned, or delayed; and (ii) negotiate a settlement or compromise of such action or claim; provided, that (x) such settlement or compromise shall include a full and unconditional waiver and release by the Third Party of all Indemnified Entities (without any cost, liability or admission of wrongdoing of any nature whatsoever to or by such Indemnified Entities) and (y) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Entity, which shall not be unreasonably withheld, conditioned or delayed. If, within thirty (30) days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party action or claim, the Indemnifying Entity (i) advises such Indemnified Entity in writing that the Indemnifying Entity elects not to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Entity may, at its option, defend, settle or otherwise compromise or pay such action or claim; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Entity, which consent shall not be unreasonably withheld, conditioned or delayed. Unless and until the Indemnifying Entity makes an election in accordance with this Section 9.03(b) to defend, settle or compromise such action or claim, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Indemnifiable Losses subject to indemnification hereunder to the extent provided herein and, if applicable, to the extent such expenses exceed the Deductible or in the event the Deductible has been satisfied, shall be borne by the Indemnifying Entity and payable monthly or as legal bills are received by the Indemnified Entity and tendered to the Indemnifying Entity.

Each Indemnified Entity shall make available to the Indemnifying Entity all information that is reasonably required by the Indemnifying Entity and reasonably available to such Indemnified Entity relating to such action or claim, except as may be prohibited by applicable Law or as would compromise any applicable attorney/client privilege. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Entity elects to defend any such action or claim, then the Indemnified Entity shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Entity, at such Indemnified Entity’s sole cost and expense. In the event the Indemnifying Entity assumes the defense of (or otherwise elects to negotiate or settle or compromise) any action or claim as described above, the Indemnified Entity shall reimburse the Indemnifying Entity for all costs and expenses incurred by the Indemnifying Entity in connection with such defense (or negotiation, settlement or compromise) to the extent, if applicable, that such costs and expenses do not exceed the amount of the remaining Deductible, and any amounts so reimbursed shall be applied against the amount of any remaining Deductible.

(c) Notwithstanding anything in this Section 9.03 to the contrary, except as provided in Section 6.03(h), none of the Parent, Seller or Buyer shall have the right to control or participate in any proceeding relating to Taxes imposed on another Party.

SECTION 9.04 Indemnification Generally. (a) Each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article 9 to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Entity with regard to the applicable claims and to recover any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that it may have against Third Parties. The amount which the Indemnifying Entity is or may be required to pay to any Indemnified Entity pursuant to this Article 9 with respect to any Indemnifiable Loss shall be (i) reduced (retroactively, if necessary) by any net insurance proceeds or other amounts actually recovered from a Third Party by or on behalf of such Indemnified Entity in mitigation of, or related to, the related Indemnifiable Losses and (ii) (A) increased to take into account any additional Tax cost to the Indemnified Entity arising from the receipt of indemnification payments with respect to such Indemnifiable Loss and (B) decreased to take into account any Tax benefit to the Indemnified Entity with respect to such Indemnifiable Loss; provided, that the amount of any such Tax cost or Tax benefit shall be the net present value of such Tax cost or Tax benefit as reasonably determined by the parties at the time the indemnification payment is made. If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Entity in respect of Indemnifiable Losses (including any Purchase Price adjustment with respect to the circumstances giving rise to such payment under this Article 9) and shall subsequently receive net insurance proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnified Entity shall promptly repay to the Indemnifying Entity a sum equal to the amount of such net insurance proceeds or other amounts actually received; provided, however, that any indemnity payment under this Agreement shall be treated as an adjustment to the purchase price for income Tax purposes (except to the extent otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code).

(b) In addition to the requirements of Section 9.04(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article 9 to use all commercially reasonable efforts to mitigate Indemnifiable Losses upon and after becoming aware of any such Indemnifiable Losses.

(c) The indemnification provided in this Article 9 shall be the exclusive post-Closing remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except in the case of fraud. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other Parties arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any applicable Law (including any relating to environmental matters) or otherwise, except pursuant to the indemnification provisions set forth in this Article 9.

SECTION 9.05 Termination. This Agreement may be terminated:

(a) at any time prior to the Closing Date by mutual written agreement of Buyer and Seller;

(b) by either Buyer or Seller if the Closing shall not have occurred on or prior to one hundred and eighty (180) days after the date hereof (the “Outside Date”); provided that if on the Outside Date the condition to Closing set forth in Section 7.01(a) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied or waived (or shall be capable of being satisfied at the Closing), then either Buyer or Seller may extend the Outside Date by an additional sixty (60) days; provided further, that, in the event all Required Consents from a Governmental Entity required to be obtained under Section 7.01(a) shall have been obtained but one or more of such Required Consents shall not yet have become a Final Order due to a pending request for stay, reconsideration or rehearing, application or request for review, notice of appeal or other judicial petition or review, the Outside Date shall be automatically extended until the earlier of (i) the day that any such Required Consent is stayed, withdrawn, revoked or reversed without further opportunity for rehearing, review or appeal, and (ii) five (5) Business Days after all such Required Consents shall have become Final Orders, but in neither of cases (i) or (ii) shall the Outside Date be extended by more than sixty (60) days (in addition to the initial sixty (60) day period specified above) unless all Required Consents shall have become Final Orders by such sixtieth (60th) day; and provided further, that the right to terminate this Agreement under this Section 9.05(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c) by either Buyer or Seller by giving written notice to the other Party if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and unappealable; or

(d) by Seller if Buyer has breached any representations, warranties, covenants or agreements made by it in this Agreement or any representation or warranty made by it shall have become untrue after the date of this Agreement, such that the condition set forth in Section 7.03(a) or 7.03(b) would not be satisfied and such breach or condition is not curable or, if curable, has not been cured prior to the earlier of (x) thirty (30) days after written notice thereof is given by Seller to Buyer and (y) the Outside Date; provided however, that the right to terminate this Agreement under this Section 9.05(d) shall not be available to Seller if it is then in breach of this Agreement so as to cause the conditions set forth in Section 7.02(a) or 7.02(b) not to be satisfied; or

(e) by Buyer if Seller or Parent has breached any representations, warranties, covenants or agreements made by either of them in this Agreement or any representation or warranty made by either of them shall have become untrue after the date of this Agreement, such that the condition set forth in Section 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable or, if curable, has not been cured prior to the earlier of (x) thirty (30) days after written notice thereof is given by Buyer to Seller and (y) the Outside Date; provided however, that the right to terminate this Agreement under this Section 9.05(e) shall not be available to Buyer if it is then in breach of this Agreement so as to cause the condition set forth in Section 7.03(a) or 7.03(b) not to be satisfied.

SECTION 9.06 Effect of Termination.

(a) If this Agreement is terminated as permitted by Section 9.05, such termination shall be without liability of any Party to the other Parties, except liability for any breach of any representations, warranties, covenants or other agreements under this Agreement prior to such termination.

(b) If this Agreement is terminated by either Party pursuant to Section 9.05, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party, provided, that Buyer shall (i) at Buyer’s election either return all documents and other material received from Seller, their Affiliates or their advisors or representatives relating to the Acquired Companies and transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to Seller, or destroy all copies of the foregoing documents and materials, and deliver a certificate to Seller confirming such destruction; and (ii) continue to treat all confidential information received by Buyer and its Affiliates and their Representatives with respect to the Acquired Companies in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination hereof.

(c) If this Agreement is terminated, this Agreement shall become null and void and of no further force and effect, except for the following provisions which shall survive such termination: Section 6.04 (Confidentiality; Publicity); Section 6.06 (Expenses); Section 9.05 (Termination); this Section 9.06 (Effect of Termination); and Article 10 (Miscellaneous).

ARTICLE 10

Miscellaneous

SECTION 10.01 Notices. All notices, requests and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:

(a)	if to Buyer, to:

PPL Generation, LLC

c/o PPL Services Corporation

Office of General Counsel

Two North Ninth Street

Allentown, PA 18101

Attn: General Counsel

Telefax: (610) 774-4455

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10014

Attn: Steven A. Rosenblum

Telefax: (212) 403-2000

(b)	if to Seller or Parent, to:

The AES Corporation

4300 Wilson Blvd.

Arlington, VA 22203

Attn: Paul Freedman

Telefax: (703) 528-4510

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

Attn: William Lamb and Michael Didriksen

Telefax: (212) 259-6333

(c)	if to Guarantor, to:

PPL Energy Supply, LLC

c/o PPL Services Corporation

Office of General Counsel

Two North Ninth Street

Allentown, PA 18101

Attn: General Counsel

Telefax: (610) 774-4455

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10014

Attn: Steven A. Rosenblum

Telefax: (212) 403-2000

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by telefax, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telefax notice from being effective). Each such notice, request or communication shall be effective (i) if mailed, three calendar days after mailing at the address specified in this Section (or in accordance with the latest unrevoked written direction from such Party), (ii) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party) and (iii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received; provided that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day.

SECTION 10.02 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 10.03 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.04 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.05 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the written agreements, Schedules and certificates referred to herein or delivered pursuant hereto and the letter agreement, dated as of the date hereof, between Parent and Buyer) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except as provided in Article 9, this Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.06 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the laws of the State of New York.

SECTION 10.07 Specific Performance.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party hereto shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.08 Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Delaware Court of Chancery or (b) any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.09 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of each of the other Parties; provided that Buyer may transfer its rights and obligations under this Agreement to an Affiliate for purposes of having such Affiliate take ownership of the Interests so long as either (a) Guarantor remains liable under Section 10.12, or (b) Buyer remains jointly and severally obligated to satisfy all of Buyer’s obligations under the terms of this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section shall be null and void, ab initio.

SECTION 10.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in the Seller Disclosure Schedule or Buyer Disclosure Schedule corresponding to and qualifying a specific numbered paragraph or section hereof shall be deemed to correspond to and qualify any other numbered paragraph or section relating to such Party if, but only if, the relevance of such disclosure to such other numbered paragraph or section is reasonably apparent on its face. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

SECTION 10.12 Guarantee.

(a) Subject to the conditions and limitations as set forth below, Guarantor hereby absolutely, irrevocably and unconditionally guarantees, as principal and not as surety, to Seller and its Affiliates and successors thereof, the due and punctual payment and performance of all obligations of Buyer under this Agreement (the guaranty obligations under this Section 10.12, collectively, the “Guarantied Obligations”). For the sake of clarity, Guarantor shall not be obligated by reason of this Section 10.12 to itself directly perform any Guarantied Obligations to the extent it shall have caused such obligations to be performed.

(b) Guarantor guarantees that the Guarantied Obligations will be duly and punctually paid in accordance with the terms of this Agreement. If for any reason Buyer shall fail or be unable duly and punctually to pay or fully and completely to perform any Guarantied Obligation as and when the same shall become due or otherwise required, then Guarantor shall, subject to the terms and conditions of this Agreement, forthwith duly and punctually pay or fully and completely perform or cause to be fully and completely performed such Guarantied Obligation. Guarantor further agrees that this Agreement, to the extent it requires the payment of money, constitutes a guaranty of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from Buyer. Guarantor’s liability under this Agreement shall be absolute, unconditional, irrevocable and continuing irrespective, without limitation, of:

(i) any lack of validity or enforceability of this Agreement as a result of the application of any bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity to Buyer;

(ii) any modification, amendment, consent, extension, forbearance or waiver of or any consent to departure from this Agreement that may be agreed to by Buyer;

(iii) any action or inaction by Seller under or in respect of this Agreement, or any failure, lack of diligence, omission or delay on the part of Seller to enforce, assert or exercise any right, power or remedy conferred on Seller in this Agreement;

(iv) any merger or consolidation of the Parties or any other Person into or with any Person, or any sale, lease or transfer of any of the assets of the Parties or any other Person to any other Person;

(v) any change in the ownership of any of the Parties or any Person; or

(vi) any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against Guarantor or any other Person;

provided, however, that in any event Guarantor shall in all events have the benefit of any rights (including any defenses) to which Buyer would be entitled in respect of the Guarantied Obligations.

(c) Guarantor hereby unconditionally waives (i) any and all notices, including promptness, diligence, notice of acceptance of this Agreement and any other notice with respect to any of the Guarantied Obligations and this Agreement, (ii) any presentment, demand, performance, protest, notice of nonpayment as the same pertains to Buyer, suit or the taking of other action by Seller against, and any other notice to, Buyer, Guarantor or others with respect to any of the Guarantied Obligations, (iii) any right to require Seller to proceed against Buyer or to exhaust any security held by Seller or to pursue any other remedy with respect to any of the Guarantied Obligations, (iv) any defense based upon an election of remedies by Seller, unless the same would excuse performance by Buyer under this Agreement with respect to any of the Guarantied Obligations and (v) any duty of Seller to advise Guarantor of any information known to Seller regarding Buyer or its ability to perform under this Agreement with respect to any of the Guarantied Obligations. Seller may at any time, and from time to time, without notice to, or consent of, Guarantor and without impairing or releasing the obligations of Guarantor hereunder, with respect to any of the Guarantied Obligations, (1) agree with Buyer to make any change in the terms of the Guarantied Obligations, (2) exercise or refrain from exercising any rights against Buyer or others, or (3) compromise or subordinate the Guarantied

Obligations, including any security therefor. Any other suretyship defenses are hereby waived by Guarantor with respect to any of the Guarantied Obligations (other than fraud or willful misconduct by Seller or defenses to payment of the obligations under this Agreement, each of the foregoing defenses being retained by Guarantor).

(d) The provisions of this Section 10.12 shall terminate upon the final determination of the Purchase Price and satisfaction or performance of any payment by Buyer required by Sections 2.01(c) and 2.03(c); provided that the provisions of this Section 10.12 shall continue to be effective or be reinstated, as the case may be, if (i) at any time and to the extent that any payment of the amounts required by Sections 2.01(c) and 2.03(c) is rescinded or must otherwise be returned by the payee thereof upon the insolvency, bankruptcy, reorganization or similar event of Buyer or Guarantor, all as though such payment had not been made, or (ii) the obligations of Guarantor under this Section 10.12 with respect to any of the Guarantied Obligations are released in consideration of a payment of money or transfer of property by Buyer or any other Person and to the extent that such payment, transfer or grant is rescinded or must otherwise be returned by the recipient thereof upon the insolvency, bankruptcy, reorganization or similar event of Buyer, Guarantor or such other Person, all as though such payment, transfer or grant had not been made.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

AES IRONWOOD, INC. as Seller

By	/s/ Boris Brevnov
	Name:	Boris Brevnov
	Title:	Authorized Signer

THE AES CORPORATION, as Parent

By	/s/ Boris Brevnov
	Name:	Boris Brevnov
	Title:	Authorized Signer

PPL GENERATION, LLC, as Buyer

By	/s/ Dennis J. Murphy
	Name:	Dennis J. Murphy
	Title:	Vice President and Chief Operating Officer – Eastern Fossil and Hydro

PPL ENERGY SUPPLY, LLC, as Guarantor, solely for purposes of Section 10.12

By	/s/ James E. Abel
	Name:	James E. Abel
	Title:	Vice President and Treasurer

[Signature Page to Acquisition Agreement]

Exhibit A

Defined Terms

As used in the Agreement, the following terms have the following meanings:

“Acquired Companies Books and Records” means all of the books, records, reports, plans, files and similar materials exclusively related to the operations of the Acquired Companies, including (i) corporate minute books, (ii) books and records relating to employees, the purchase of materials, supplies and services, research and development, production and sale of products and services and dealings with Governmental Entities, including Permits and regulatory permit applications, and (iii) historical and archival data.

“Affected Employee” means each Plant Employee who (a) is discharged by Seller or an Acquired Company (or one of their Affiliates) prior to the Closing at the request of Buyer, or (b) was an employee of an Acquired Company immediately prior to the Closing and is discharged by Buyer or an Acquired Company (or one of their Affiliates) as of or after the Closing.

An “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Balance Sheet” means the unaudited balance sheet of Ironwood LLC as of September 30, 2011 included in the Interim Financial Statements.

“Benefit Plan” means each material compensation or benefit plan, program, agreement or arrangement relating to compensation, employee benefits, severance, employment, vacation, incentive compensation or bonus compensation, in each case that is sponsored, maintained or contributed to by an Acquired Company or an Affiliate thereof for the benefit of any Plant Employee.

“Bond Consents” means any Consent, Filing, rating reaffirmation or other action required pursuant to the Bond Indebtedness in order to avoid an event of default occurring under such indebtedness as a result of the consummation of the transactions contemplated by this Agreement.

“Bond Indebtedness” means the aggregate amount of Indebtedness outstanding in connection with the 8.857% senior secured bonds due 2025 issued pursuant to the Indenture.

“Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.

“Buyer Disclosure Schedule” means the schedule attached hereto as Schedule A.

“Buyer’s Required Consents” means the consents specified in Section 5.03 of the Buyer Disclosure Schedule.

“Cash Debt Service Reserve Amount” means the aggregate cash amounts held by Ironwood LLC in the Debt Service Reserve Account pursuant to the requirements of the Indenture in connection with the Bond Indebtedness.

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.

“Closing Date Net Indebtedness Amount” means the Net Indebtedness Amount as of the Effective Time, determined in accordance with Section 2.03.

“Closing Date Net Working Capital” means the Net Working Capital as of the Effective Time, determined in accordance with Section 2.03.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any comparable state or local Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each collective bargaining agreement between an Acquired Company and any labor union representing any Plant Employee.

“Commonly Controlled Entity” means any person or entity that, together with either Acquired Company, is treated as a single employer under Section 414 of the Code.

“Company Plans” means each Benefit Plan that is sponsored or maintained by an Acquired Company or, in the case of a Benefit Plan that is an agreement, with respect to which an Acquired Company is a party.

“Company Material Adverse Effect” means the occurrence of any change, event or effect that is materially adverse to the assets, business, financial condition or results of operations of the Acquired Companies, taken as a whole, except for any such change, event or effect (to the extent, other than in the case of clauses (i), (l) or (m), it does not disproportionately affect the Acquired Companies relative to other businesses operating natural gas-fired power plants in the PJM East region) resulting from or arising out of (a) any changes generally affecting the industries in which the Acquired Companies operate (including the electric and natural gas generating, transmission or distribution industries), whether international, national, regional, or state, (b) changes in international, national, regional or state wholesale or retail markets for electric power, natural gas or other fuel supply or transportation or related products and operations, including those due to actions by competitors and regulators, (c) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (d) changes in international, national, regional or state electric transmission or distribution systems generally, (e) changes in the markets for or costs of commodities or supplies, including fuel, generally, (f) effects of weather, meteorological events or other natural disasters or natural occurrences beyond the control of the Acquired Companies, (g) any change of Law or regulatory policy, including any rate or tariff, and any application thereof, (h) changes or adverse conditions in the financial, banking or securities markets, including those relating to debt financing and, in each case, including any disruption thereof and any decline in the price of any security or any market index, (i) the negotiation, announcement, execution or delivery of this Agreement or the pendency, pursuit or consummation of the transactions contemplated hereby, (j) any change in generally applicable accounting requirements or principles, (k) any new generating facilities and their effect on pricing and transmission, (l) any change or effect which is cured in full (including by means of any cash payment or payments that are reflected in Closing Date Net Working Capital or Closing Date Net Indebtedness Amount) by the Closing Date; provided that any such cure shall be acceptable to Buyer in its reasonable discretion; and (m) any actions required to be taken in accordance with this Agreement or requested in writing by Buyer.

“Continuing Employee” means each Plant Employee who is employed by an Acquired Company as of the Closing Date.

“Continuing Union Employee” means each Continuing Employee who is covered by a Collective Bargaining Agreement.

“Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, instrument, undertaking or other agreement or commitment that is legally binding.

The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, in the case of each of the foregoing clauses (i) through (v), with respect to any Commonly Controlled Entity, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by Seller.

“Debt Service Reserve Account” has the meaning specified in that certain Collateral Agency and Intercreditor Agreement, dated as of June 1, 1999, among Ironwood LLC, IBJ Whitehall Bank & Trust Company and Dresdner Bank AG.

“Debt Service Reserve Term Loan” means that certain term loan, created December 13, 2006, pursuant to the Debt Service Reserve Letter of Credit and Reimbursement Agreement, dated as of June 1, 1999 among Ironwood LLC, Dresdner Bank AG and the Banks party thereto.

“Dollars” or “$” means the lawful currency of the United States of America.

“Environmental Law” means any applicable United States federal, state, provincial or local law, statute, ordinance, regulation, permit or valid and legally-binding order of any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the release or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Estimated Net Indebtedness Amount” means Seller’s reasonable and good faith estimate of the Closing Date Net Indebtedness Amount, as set forth on the notice delivered by Seller pursuant to Section 2.01(e).

“Estimated Net Working Capital” means the Seller’s reasonable and good faith estimate of the Closing Date Net Working Capital, as set forth on the notice delivered by Seller pursuant to Section 2.01(e).

“Estimated Purchase Price” means an amount equal to the sum of (a) the Base Purchase Price, plus (b) the amount, whether expressed as a positive amount or a negative amount, obtained by subtracting the Target Net Working Capital from the Estimated Net Working Capital, plus (c) the amount, whether expressed as a positive amount or a negative amount, obtained by subtracting the Estimated Net Indebtedness Amount from the Target Net Indebtedness Amount.

“Excluded Taxes” means, without duplication, any liability, obligation or commitment for (a) any Taxes imposed on or with respect to Seller or any of its Subsidiaries (other than the Acquired Companies) for any taxable period, (b) any Seller Pre-Closing Taxes, (c) any Taxes for which an Acquired Company may be liable under a provision of any federal, state, local or foreign Tax Law as a result of having been a member of a consolidated, combined, unitary or affiliated group prior to the Closing, and (d) any Taxes for which an Acquired Company may be liable (i) pursuant to any Contract entered into prior to the Closing (other than any commercial Contract that is not primarily related to Taxes or any Contract set forth in Section 4.09 of the Seller Disclosure Schedule, in each case to the extent such liability arises as a result of events occurring after the Closing) or (ii) as a transferee or successor to Seller or any of its Subsidiaries (other than the Acquired Companies); provided, however, that Excluded Taxes shall not include any Taxes to the extent a liability for such Taxes was taken into account in the determination of the final Closing Date Net Working Capital.

“Final Order” means an action by a Governmental Entity as to which (i) no request for stay of the action is pending, no such stay is in effect and if any time period is permitted by statute or regulation for filing any request for such stay, such time period has passed, (ii) no petition for rehearing of the action is pending and the time for filing any such petition or application has passed, (iii) such Governmental Entity does not have the action under reconsideration on its own motion and (iv) no appeal to a court or a request for stay by a court of the Governmental Authority’s action is pending or in effect and the deadline for filing any such appeal or request has passed; provided that notwithstanding the foregoing, an order of any Governmental Entity granting approval of the transactions contemplated by this Agreement shall be deemed a Final Order if (a) at the time such order is issued there is no party to the relevant proceeding before such Governmental Entity other than Buyer, Seller or their respective Affiliates or (b) during the pendency of any reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review if Buyer’s and Seller’s respective regulatory counsel reasonably and in good faith agree that such proceedings are not reasonably likely to result in a reversal of such order.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing or any entity acting pursuant to delegated authority therefrom (including, for the avoidance of doubt, the North American Electric Reliability Corporation and any applicable regional entity, any Independent System Operator and any Regional Transmission Organization (including PJM Interconnection, L.L.C.), the Susquehanna River Basin Commission and the Delaware River Basin Commission).

“Hazardous Substance” means any substance or material listed, defined, classified or regulated as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, or special waste under any applicable Environmental Law, including, petroleum, petroleum products, volatile organic compounds, semi-volatile organic compounds, pesticides, polychlorinated biphenyls, and friable asbestos and asbestos-containing materials.

“Indebtedness” means, with respect to any Person, the aggregate amount (including the current portions thereof) of all (a) indebtedness for money borrowed from others, purchase money obligations, capitalized lease obligations, obligations to pay deferred purchase price of assets, services or securities and reimbursement obligations for letters of credit or similar instruments that have been drawn, in each case of such Person, (b) indebtedness of the type described in subsection (a) above guaranteed, directly or indirectly, in any manner by such Person or for which such Person may be liable, but excluding endorsements of checks and other instruments in the ordinary course of business, (c) interest expense accrued but unpaid on or relating to any of such indebtedness, and (d) prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness.

“Indemnifiable Losses” means any and all claims, injuries, lawsuits, liabilities, losses, damages, Taxes, judgments, fines, penalties, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.

“Indenture” means, collectively, (a) that certain Trust Indenture, dated as of June 1, 1999, among Ironwood LLC and IBJ Whitehall Bank & Trust Company, as Trustee and Depositary Bank and (b) that certain First Supplemental Indenture, dated as of June 1, 1999, among Ironwood LLC) and IBJ Whitehall Bank & Trust Company, as Trustee and Depositary Bank.

“Intellectual Property” means all (a) trademarks, service marks, brand names, corporate names, d/b/a’s, domain names, logos, symbols, trade dress, trade names, other indicia of origin and all goodwill associated therewith and symbolized thereby, in any jurisdiction, (b) inventions, discoveries and patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions and reissues thereof, in any jurisdiction, (c) trade secrets, confidential information and know-how, (d) works of authorship (including source code, databases and other compilations of information), and copyrights therein and thereto, in any jurisdiction, and (e) any other intellectual property or proprietary rights, in each case to the extent entitled to legal protection as such.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) in the case of Parent or Seller, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed in Section 1.01 of the Seller Disclosure Schedule, and (b) in the case of Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge) of the Representatives of Buyer listed in Section 1.01 of the Buyer Disclosure Schedule.

“Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity directly applicable to such Person or any of its respective properties or assets, as amended from time to time.

“LIBO Rate” means the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates for such currency (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the parties from time to time for purposes of providing quotations of interest rates applicable to deposits in such currency in the London interbank market) at approximately 11:00 a.m., London time, on the Closing Date, as the rate for deposits in such currency with a maturity comparable to the period commencing on the Closing Date and ending on the numerically corresponding day in the calendar month that is one month thereafter.

“Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, encroachment, right-of-way or other similar encumbrance.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Net Indebtedness Amount” means the aggregate outstanding principal of the Bond Indebtedness and Debt Service Reserve Term Loan of the Acquired Companies (but, for the avoidance of doubt, not any interest owing thereon), net of the Cash Debt Service Reserve Amount, determined in a manner consistent with the policies, procedures and method of calculation reflected on Schedule C.

“Net Working Capital” means the net working capital of the Acquired Companies (for the avoidance of doubt, any interest owing on the aggregate outstanding principal of the Bond Indebtedness and Debt Service Reserve Term Loan of the Acquired Companies shall be reflected therein as a current liability), determined in accordance with GAAP in a manner consistent with the policies, procedures and method of calculation reflected on Schedule C, which sets forth the calculation of Net Working Capital as of September 30, 2011; provided, however, that in no event shall the calculation of Net Working Capital include any amounts relating to (a) federal, state or local income or franchise Taxes, (b) Siemens Warranty Items, or (c) intercompany accounts and other intercompany obligations required to be terminated prior to Closing pursuant to Section 6.02(c); and provided, further that (x) any amount owed by any Acquired Company to the other Acquired Company, including pursuant to that certain Development and Operations Services Agreement between Ironwood LLC and Prescott LLC dated as of June 1, 1999, as amended from time to time, shall have no impact on the amount of the Net Working Capital (it being understood, for the avoidance of doubt, that any such amount will be reflected as a current asset of one Acquired Company and as a current liability, in equal amount, of the other Acquired Company), (y) the Cash Debt Service Reserve Amount shall not be included as a current asset in the calculation of Net Working Capital, and (z) any amounts due and unpaid by Ironwood LLC under the Tolling Agreement shall be included as current liabilities in the calculation of Net Working Capital.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or such other organizational documents of such Person.

“Party” or “Parties” means each of the parties to this Agreement; individually, a “Party”, and collectively, the “Parties”.

“Person” means any individual, corporation, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.

“Plant Employees” means all employees of the Acquired Companies.

“Pre-Closing Period” means, with respect to an Acquired Company, a taxable period (or portion of a Straddle Period) that ends on or before the day immediately preceding the Closing Date.

“Property Taxes” shall mean real, personal and intangible property Taxes.

“Representatives” means, as to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisers and consultants of such Person.

“Required Consents” means, collectively, the Buyer’s Required Consents and the Seller’s Required Consents.

“Schedules” means, collectively, the Buyer Disclosure Schedule, the Seller Disclosure Schedule, and Schedule C, and each is referred to as a “Schedule.”

“Seller Disclosure Schedule” means the schedule attached hereto as Schedule B.

“Seller Material Adverse Effect” means any change, event or effect that has a material adverse effect on the ability of Parent or Seller to consummate the transactions contemplated by this Agreement in a timely manner.

“Seller Pre-Closing Taxes” means (a) any Taxes imposed on or with respect to the Acquired Companies attributable to any Pre-Closing Period of the Acquired Companies (including the portion of any Straddle Period of the Acquired Companies that ends on the day immediately preceding the Closing Date), (b) any Taxes arising from or imposed with respect to any action taken or transaction effected, in each case outside the ordinary course of business, by Parent, Seller or any of the Acquired Companies on the Closing Date prior to the Closing (other than any such action taken or transaction effected by such party at the direction of Buyer), and (c) any Taxes (other than Transfer Taxes for which Buyer is liable pursuant to Section 6.03(f)) imposed on or with respect to the sale and transfer of the Interests pursuant to this Agreement; provided, however, that Seller Pre-Closing Taxes shall not include any Taxes to the extent a liability for such Taxes was taken into account in the determination of the final Closing Date Net Working Capital.

“Seller’s Required Consents” means the consents specified in Sections 3.03(a), 3.04, 4.03 and 4.04 of the Seller Disclosure Schedule.

“Siemens Warranty Items” means any inventory items (e.g., parts and miscellaneous hardware) held by Seller or the Acquired Companies but as to which title has or will transfer to Siemens Energy, Inc. pursuant to the terms of the Term Warranty Agreement.

“Specified Rate” means a per annum rate equal to the LIBO Rate plus 300 basis points.

“Straddle Period” means, with respect to an Acquired Company, a taxable period that begins before and ends after the day immediately preceding the Closing Date.

“Target Net Indebtedness Amount” means $216,720,000.

“Target Net Working Capital” means $4,765,000.

“Tax” or “Taxes” means any United States federal, state, local or foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise and other taxes, charges, duties, fees, levies or other assessments imposed by a Taxing Authority, including any interest, penalty, additional amount, or addition thereto.

“Tax Returns” means any return, report or similar statement filed or required to be filed with a Taxing Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Term Warranty Agreement” means that certain Term Warranty Contract between Ironwood LLC and Siemens Energy, Inc., effective as of May 13, 2011.

“Tolling Agreement” means that certain Amended and Restated Power Purchase Agreement, dated as of February 5, 1999, by and between Ironwood LLC and Williams Energy Marketing & Trading Company, as amended by that certain Amendment No. 1 to Amended and Restated Power Purchase Agreement dated as of June 18, 1999 and Second Amendment to the Amended and Restated Power Purchase Agreement dated as of December 14, 2001, and as otherwise amended, supplemented or modified on or prior to the date hereof.

“Transfer Taxes” means all transfer, real property transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, and regulations promulgated thereunder, and any comparable state or local Law.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Additional defined terms have the meanings ascribed to them in the Sections specified below:

Defined Term	Section
Acquired Companies	RECITALS
Additional Liability Claim	SECTION 9.01 (b)
Agreement	PREAMBLE
Allocation	SECTION 6.03(g)
Audited Financial Statements	SECTION 4.06(a)
Base Purchase Price	SECTION 2.01(d)
Burdensome Condition	SECTION 6.08(b)
Buyer	PREAMBLE
Buyer 401(k) Plan	SECTION 6.07(f)
Buyer’s Statement	SECTION 2.03(a)
Cap	SECTION 9.01 (c)
Claim Notice	SECTION 9.03 (a)
Closing	SECTION 2.01 (f)
Closing Date	SECTION 2.01 (f)
Confidentiality Agreement	SECTION 6.04 (a)
Consent	SECTION 3.03
CT11 Outage Matters	SECTION 6.01(d)(ii)
CT12 Outage	SECTION 6.01(d)(i)
Deductible	SECTION 9.01 (b)
Easements	SECTION 4.17(d)
Effective Time	SECTION 2.01(f)
Facility	SECTION 6.01(d)

Defined Term	Section
Filing	SECTION 3.03
Financial Statements	SECTION 4.06(a)
Guarantor	PREAMBLE
Guarantied Obligations	SECTION 10.12(a)
Indemnified Buyer Entities	SECTION 9.01 (a)
Indemnified Entity	SECTION 9.03(a)
Indemnified Seller Entities	SECTION 9.02 (a)
Indemnifying Entity	SECTION 9.03 (a)
Independent Accountants	SECTION 2.03(b)
Interests	RECITALS
Interim Financial Statements	SECTION 4.06(a)
Ironwood LLC	RECITALS
Lease	SECTION 4.17(b)
Leased Real Property	SECTION 4.17(b)
Licensed Intellectual Property	SECTION 4.19
Material Contracts	SECTION 4.09 (a)
On-Site Representatives	SECTION 6.01(d)(i)
Owned Intellectual Property	SECTION 4.19
Owned Real Property	SECTION 4.17(a)
Outside Date	SECTION 9.05(b)
Parent	PREAMBLE
Permits	SECTION 4.08
Permitted Liens	SECTION 4.10
Prescott LLC	RECITALS
Purchase Price	SECTION 2.01 (d)
Qualified Plan	SECTION 4.11(b)
Section 6.13 Contract	SECTION 6.13(a)
Securities Act	SECTION 5.08
Siemens	SECTION 6.01(d)(ii)
Seller	PREAMBLE
Seller 401(k) Plan	SECTION 6.07(f)
Seller’s Certification	SECTION 6.14
Seller’s Marks	SECTION 6.09
Specified Representations	SECTION 8.01
Tax Proceeding	SECTION 6.03 (e)
Tax Sharing Agreement	SECTION 4.13(a)
Third Party	SECTION 9.03 (b)

Exhibit B

Form of Assignment Agreement

B-1

Exhibit C

Form of FIRPTA Certificate

C-1